SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLIED NEVADA GOLD CORP.
(Name of Registrant As Specified In Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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Explanatory Note

            Shareholders who request a paper copy of the proxy statement will receive a bound proxy statement containing an erroneous page 45 and a letter to such shareholders enclosing a corrected page 45. This filed proxy statement contains the corrected page 45.

Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, Nevada 89521 Phone: (775) 358-4455 | Facsimile: (775) 358-4458

Notice of 2013 Annual Meeting of Shareholders

Date of Meeting:	Thursday, May 2, 2013

Time:	4:30 p.m., Eastern Time

Place:	The Design Exchange 234 Bay Street Toronto, Canada M5K 1B2

Purpose:	1. Elect directors to hold office until the next Annual Meeting of Shareholders;

2. Approve, on an advisory basis, the Company’s named executive officer compensation for 2012;

3. Ratify the appointment of EKS&H LLLP (“EKS&H”) as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

4. Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Under the Securities and Exchange Commission rules, we have elected to use the Internet for delivery of Annual Meeting of Shareholders materials to you, enabling us to provide you with the information you need, while lowering the costs of delivery and reducing the environmental impact associated with our Annual Meeting. You are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. If you are unable to attend, please promptly vote your shares by telephone or Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Voting by the Internet or telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps Allied Nevada Gold Corp. reduce postage and proxy tabulation costs. Your vote is important.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors,

/s/ Scott A. Caldwell
Scott A. Caldwell
President and Chief Executive Officer

March 15, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2013

Our Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available at

www.edocumentview.com/ANV

PROXY STATEMENT

General Information

Notice of Internet Availability of Proxy Materials

On or about March 15, 2013, we will furnish a Notice of Internet Availability of Proxy Materials (“Notice”) to most of our Shareholders containing instructions on how to access the proxy materials and vote online. In addition, instructions on how to request a printed copy of these materials may be found on the Notice. For more information on voting your stock, please see “Voting Your Shares” below. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice. Your vote is important no matter the extent of your holdings.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 8, 2013 (the “Record Date”) are entitled to vote at Allied Nevada Gold Corp.’s (“Allied Nevada” or the “Company”) 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 2, 2013.

Each Shareholder of record is entitled to one vote for each share of common stock held on the Record Date on all matters. Dissenters’ rights are not applicable to any of the matters being voted upon.

Voting Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.

Shareholders of record, or “registered Shareholders,” can vote by proxy in the following four ways:

In Person:	You may attend the Annual Meeting and vote in person. We will give you a ballot when you arrive. If your stock is held in the name of your broker, bank or other nominee (a “Nominee”), then you must present a proxy from that Nominee in order to verify that the Nominee has not already voted shares on your behalf. Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting.

By Telephone:	Call the toll-free number indicated on the Notice and follow the recorded instructions.

By Internet:	If you received a Notice, you can access our proxy materials and vote online. Instructions to vote online are provided in the Notice.

By Mail:	If you received or requested a paper copy of our proxy materials, please date and sign the proxy card and return it in the accompanying envelope.

If you hold Allied Common Stock at your Broker:	If your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. Your Voting Instruction Form from Broadridge or your Notice provides information on how to vote your shares. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as ratification of auditors but cannot vote on “non-routine” matters, which now include matters such as votes for the election of directors and the advisory vote on executive compensation. Thus, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” The Internet and telephone facilities will close at 9:00 a.m. ET on May 2, 2013. Scott A. Caldwell, President and CEO, and Stephen M. Jones, Executive Vice President and CFO, are the proxy holders.

Quorum, Tabulation and Broker Non-Votes and Abstentions

Quorum. Under our By-laws, the holders of at least thirty-three and one-third percent (33 1/3) of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

If there is not a quorum at the Annual Meeting, the Shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the Shareholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting to conduct business other than adjournment.

Tabulating Votes. Votes at the Annual Meeting will be tabulated by Computershare. Computershare will treat shares of capital stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Broker Non-Votes, Withheld Votes and Abstentions. Generally, a broker non-vote occurs when a Nominee holding shares in “street name” for a beneficial owner does not vote the shares on a proposal because the Nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. A Nominee is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, a Nominee is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

The only “routine” proposal to be acted upon at our Annual Meeting and with respect to which a Nominee will be permitted to exercise voting discretion is the ratification of the appointment of EKS&H as our independent auditors. All other proposals being acted on, including the election of our directors and the advisory vote on executive compensation, are “non-routine” matters. Therefore, if you do not give your Nominee specific voting instructions on such proposals, no votes will be cast on your behalf and a broker non-vote will occur. If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business. However, broker non-votes will not be treated as votes cast and, therefore, will have no effect on any items being acted on at the Annual Meeting. Abstentions are also counted for purposes of determining whether or not a quorum exists for the transaction of business. A “withhold” vote for a director nominee is the equivalent of an abstention, and will have no effect on the voting results of the election of directors (Proposal One). In an uncontested election for the Board (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Board for consideration in accordance with the Company’s “Majority Voting Policy,” which is provided on our website at www.alliednevada.com. With regard to Proposals Two and Three, an abstention will have the effect of a vote against the advisory vote on executive compensation (Proposal Two) and the ratification of the appointment of our independent auditors (Proposal Three).

Votes Required to Approve Proposals

The votes required to approve the matters presented at the Annual Meeting are as follows:

•	Election of Directors. Our directors shall be elected by a plurality vote of shares of common stock present in person or represented by proxy at the Annual Meeting;

•

Advisory Say-On-Pay. The non-binding advisory vote on our executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting; and

•

Ratification of EKS&H as the Company’s Independent Auditors for 2013. The appointment of EKS&H as our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting.

The Board of Directors does not intend to bring any matters before the Annual Meeting other than the matters specifically referred to in the Notice, nor does the Board of Directors know of any matter that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Revocation of Proxy or Voting Instruction Form

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting by (i) notifying the Company in writing, Attention: Rebecca A. Rivenbark, Corporate Secretary, (ii) delivering a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person.

Solicitation Costs

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by our directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. The Company has retained Georgeson Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders in the United States and Canada for a fee of $8,500. All costs of the solicitation will be borne by the Company. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the Record Date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Shareholder Proposals for the 2014 Annual Meeting

In order to be considered for inclusion in our Proxy Statement and form of proxy for next year’s Annual Meeting of Shareholders, proposals of Shareholders intended to be presented at next year’s Annual Meeting of Shareholders must be delivered to or mailed and received at our principal executive offices not later than the close of business on November 18, 2013. A Shareholder of the Company may wish to have a proposal presented at next year’s Annual Meeting of Shareholders, including a proposal to nominate a person for election to the Board of Directors, but not to have such proposal included in our Proxy Statement and form of proxy relating to that meeting. Under our By-laws, for notice of any such proposal to be timely, the notice must be received by us at our principal executive offices no later than February 3, 2014. If the notice is not received within such time period, we will have the right to exercise discretionary authority with respect to the inclusion of such proposal at the Annual Meeting. As required under our By-laws, Shareholder proposals are to be directed to Rebecca A. Rivenbark, our Corporate Secretary, at our address set forth on the first page of this Proxy Statement and are required to set forth the following:

•

as to each matter the Shareholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (ii) any material interest of the Shareholder in such business;

•

as to the Shareholder giving the notice (i) the name and record address of the Shareholder and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the Shareholder; and

•

any other information that is required to be provided by the Shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in his or her capacity as a proponent of a Shareholder proposal.

Voting Results

The results of the voting at the 2013 Annual Meeting of Shareholders will be reported in a Current Report on Form 8-K and filed with the Securities and Exchange Commission within four business days after the end of the meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the Company’s By-laws, the Board of Directors or the Company’s Shareholders are required to fix, from time to time, the number of directors which shall constitute the whole board. The Board of Directors has elected to fix the number of directors which constitute the whole board at eight directors. The Board of Directors, upon the recommendation of the Nominating Committee, proposes the following eight nominees for election as directors to hold office until the next Annual Meeting to be held in 2014 or until their successors, if any, have been duly elected and qualified:

•	Robert M. Buchan

•	Scott A. Caldwell

•	John W. Ivany

•	Cameron A. Mingay

•	Terry M. Palmer

•	Carl A. Pescio

•	Robert G. Wardell

•	A. Murray Sinclair

With the exception of A. Murray Sinclair, who was appointed as a director on October 30, 2012 pursuant to Article III, Section 3 of the Company’s By-Laws, each of the foregoing was elected as a director at the 2012 Annual Meeting to serve until the 2013 Annual Meeting, and has agreed to serve if re-elected.

If any nominee becomes unable to stand for election (which is not anticipated by the Board of Directors), each proxy will be voted for a substitute designated by the Board of Directors or, if no substitute is designated by the Board of Directors prior to or at the Annual Meeting, the Board of Directors will act to reduce the membership of the Board of Directors to the number of individuals nominated.

There is no family relationship between any nominee and any other nominee or any executive officer of ours. The below “Information Concerning Nominees” was furnished to us by the nominees.

Director Skills and Qualifications

The Board of Directors believes that the Board of Directors, as a whole, should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. Accordingly, the Board of Directors and the Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs. As indicated in the section below entitled “Information Concerning Nominees”, each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors, as a whole, competence and experience in a wide variety of areas, including board service, corporate governance, compensation, executive management, accounting, private equity, finance, mining, operations, marketing, government, law, and health, safety, environmental and social responsibility.

In evaluating director candidates, and when considering incumbent directors for renomination, the Board of Directors and the Nominating Committee have not formulated any specific minimum qualifications, but rather considered a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board of Directors. Among other things, the Board of Directors has determined that it is important to have individuals who have certain of the following skills and experiences on the Board of Directors:

•

Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	Knowledge of our industry, particularly mining of gold and silver, which is relevant to understanding the Company’s business and strategy;

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan;

•	Legal experience, to assist the Board of Directors with its responsibilities to oversee the Company’s legal and compliance matters;

•	Risk management experience, to respond to and provide oversight of the risks facing the Company;

•

Financial/accounting experience, with particular knowledge of finance and financial reporting processes, to understand and evaluate the Company’s capital structure and ensure financial statements are presented fairly and in accordance with Generally Accepted Accounting Principles in the United States;

•	Government/regulatory experience, to direct the Company’s operations in a heavily regulated industry that is directly affected by governmental actions;

•	Strategic planning experience, to review the Company’s strategies and monitor their implementation and results;

•	Talent management experience, to help the Company attract, motivate and retain top candidates for positions at the Company;

•

International experience, which is particularly important in the resource industry, where it is common for companies to have prospects and properties in multiple jurisdictions, and is valuable given the Company’s listings in Canada and the United States, and

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Public company board service, as directors who have experience serving on other public company boards generally are well prepared to fulfill the Board of Directors’ responsibilities of overseeing and providing insight and guidance to management.

Information Concerning Nominees

The following sets forth information as to each nominee for election, including his age (as of the Record Date), and background, including his principal occupation during the past five years, current directorships, skills and qualifications:

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
Robert M. Buchan* Age: 65

Businessman; Executive Chairman of the Board of Allied Nevada from October 2006 to present; Chief Executive Officer of Kinross Gold Corporation from January 1993 to April 2005.

Current Directorships. Chairman of Polyus Gold (a large Russian gold company) from June 2008 to May 2009 and Chairman from September 2011 to present; Director of Elgin Mining (formerly Phoenix Coal) (an exploration and development company) from June 2008 to present, President and CEO from March 2010 to July 2011, and Chairman from June 2008 to April 2012; Chairman of Touchstone Gold (a gold-focused mineral exploration company in Northern Colombia) from June 2011 to present.

Past Chairmanships and Directorships. Chairman of Angus Mining (Namibia) Inc. (an exploration stage gold company) from June 2010 to May 2012; Director of Foxpoint Capital Corp. (a capital pool company) from December 2009 to May 2012; Director of Rockwater Capital (a diversified financial services company) from August 2004 to March 2007; Non-executive Chairman of Katanga Mining Limited (a large-scale copper-cobalt mining company) from November 2005 to June 2007; Chairman of Extract Resources (a mining exploration company) from January 2008 to December 2009; Director of Quest Capital Corp. (a financial investment firm) from April 2005 to December 2007 (Executive Chairman from April 2005 to January 2007); Director of Forsys Metals Corp. (a uranium development and exploration company) from November 2009 to May 2010; Director of Claude Resources Inc. (a gold mining company) from November 2009 to December 2010; Director of Sprott Resources Lending (a natural resources lending company) from April 2011 to November 2011; Director of Samco Gold (a gold mining company) from June 2011 to January 2012; Chairman of Rainy Mountain Capital Corp. (a capital pool company) from October 2009 to September 2011; Director of Richmont Mines, Inc., (a Quebec-based gold company) from January 2012 to September 2012 and Chairman from January 2012 to March 2012.

March 1, 2007

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
Director Qualifications. Through his experience as the Chief Executive Officer of Kinross Gold Corporation, as well as senior executive and board positions at other public companies in the resource industry, Mr. Buchan brings to the Board leadership, industry knowledge and experience in operations, risk management, finance and accounting, governmental and regulatory affairs, strategic planning, talent management, international business, public company boards, and a wealth of contacts in North American capital markets.

Scott A. Caldwell* Age: 56

President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007); formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006.

Current Directorships. Atacama Pacific Gold Corporation (a gold mining company) from October 2011 to present, and Guyana Goldfields, Inc. (a gold mining company), from June 2012 to present.

Director Qualifications. Mr. Caldwell is a professional engineer and brings to the Board leadership, industry knowledge, and experience in operations, risk management, finance and accounting, governmental and regulatory affairs, strategic planning, talent management, international business, and public company board service through his various executive and board positions, including Executive Vice President and Chief Operating Officer of Kinross Gold Corporation and senior executive and Board positions at Echo Bay Mines Ltd.

September 22, 2006

John W. Ivany* Age: 68

Retired executive; Advisor to Canaccord Genuity Corp. (an investment banking company) from February 2007 to present; Executive Vice President of Kinross Gold Corp. from June 1995 to May 2006.

Current Directorships. B2 Gold Corp. (a gold producing mineral company) from November 2007 to present, and Eurogas International Ltd. (an oil and natural gas exploration company) from August 2008 to present.

Past Directorships. Viceroy Exploration, Ltd., (a mining exploration company) from June 2006 to November 2006; Breakwater Resources Ltd. (a mining and metals company) from June 2007 to August 2011; and Aura Minerals Inc. (a mid-tier gold-copper production company) from September 2009 to May 2012.

Director Qualifications. Through Mr. Ivany’s experience as a senior executive and board member of public companies in the resource industry, as well as his experience in the financial services industry, Mr. Ivany brings to the Board leadership, industry knowledge, and experience in legal affairs, risk management, finance and accounting, governmental and regulatory affairs, strategic planning, talent management, international business and public company boards.

June 27, 2007

Cameron A. Mingay* Age: 61

Lawyer; Senior Partner, Cassels Brock & Blackwell LLP from July 1999 to present.

Current Directorships. Angus Mining (Namibia) Ltd. (an exploration stage gold company) from June 2010 to present; Telegraph Gold, Inc., (a private Canadian gold exploration company) from June 2010 to present;

and Yancoal Canada Resources, Ltd., (a potash exploration company) from August 2011 to present.

March 22, 2007

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE

Previous Directorships. Silver Bear Resources Inc. (a silver mining company) from March 2007 to June 2011, and European Goldfields Ltd. (a gold mining development company) from May 2008 to January 2010.

Director Qualifications. As outside Canadian counsel to the Company and a number of other public and private companies in the resource industry, and through his position as a member of the board of a number of companies, Mr. Mingay brings to the Board leadership, industry knowledge, and experience in legal affairs, risk management, governmental and regulatory affairs, and public company governance.

Terry M. Palmer* Age: 68

Accountant; Principal, Marrs, Sevier & Company LLC (a certified public accounting firm) from January 2003 to present; Ernst & Young as a Partner and Certified Public Accountant from September 1979 to October 2002.

Current Directorships. Golden Minerals Company (successor to Apex Silver Mines Limited) (a mining, exploration and development company) from October 2004 to present; and Sunward Resources Ltd. (a mining, exploration and development company) from February 2011 to present.

Director Qualifications. Mr. Palmer’s experience as a CPA, director on other public company boards, as well as his position as the chair of the audit committees of several public companies, allows Mr. Palmer to bring to the Board industry knowledge and experience in finance and accounting, strategic planning, talent management, and international business.

September 22, 2006

Carl A. Pescio* Age: 61

Businessman; self-employed mining prospector since 1991.

Current Directorships. Angus Mining (Namibia) Inc. (an exploration stage gold company) from September 2010 to present.

Past Directorships. Tornado Gold International (a gold mining company) from April 2004 to November 2008.

Director Qualifications. Mr. Pescio’s experience as an independent mining prospector and service as a director of other resource companies and public company boards, allows Mr. Pescio to bring to the Board industry knowledge and experience in governmental and regulatory affairs.

March 1, 2007

Robert G. Wardell* Age: 68

Accountant; Chairman of the Board of Nuinsco Resources Limited (a multi-commodity mineral exploration company) from March 2009 to present; Vice President, Finance and Chief Financial Officer of Victory Nickel Inc. (a nickel development company) from February 2007 to January 2009; Deloitte & Touche LLP, from 1966 to May 2006 (serving as a Partner from 1986 to 2006).

Current Directorships. Katanga Mining Limited (a copper-cobalt mining company) from July 2006 to present; Elgin Mining Inc. (formerly Phoenix Coal, Inc.) (an exploration and development company) from June 2008 to present, and Viterra, Inc., from December 2012 to present.

Past Directorships. Centric Health Corp. (a Canadian healthcare company) from June 2009 to October 2012.

June 27, 2007

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
Director Qualifications. Mr. Wardell’s experience as a Chartered Accountant and service as a director on other public company boards, allows Mr. Wardell to bring to the Board leadership, industry knowledge, and experience in finance and accounting, strategic planning, talent management, governmental and regulatory affairs, and international business.

A. Murray Sinclair* Age: 51

Businessman; President, Chief Executive Officer, Chief Financial Officer, Director and Secretary of Nebo Capital Corp., (a capital pool company) from August 2011 to present.

Current Chairmanships and Directorships. Chairman, Director and Resource Lending Advisor of Sprott Resource Lending Corp. (formerly Quest Capital Corp.) from September 2010 to present; Director of Dundee Corporation (an asset management company) from June 2012 to present; Director of Elgin Mining, Inc. (formerly Phoenix Coal Inc.) (an exploration and development company) from February 2007 to present; Director of Gabriel Resources Ltd. (an exploration and development company) from June 2003 to present; and Director of Ram Power Corp. (formerly GTO Resources Inc.) (a geothermal power company) from November 2004 to present.

Past Chairmanships and Directorships. Director of Sprott Resource Group (formerly General Mineral Corporation)(a natural resources lending company) from June 2003 to June 2012; Dundee Capital Markets, Inc. (an investor firm) from April 2011 to February 2012; Director of Denovo Capital Corp. (a capital pool company) from April 2010 to September 2011; Director of Twin Butte Energy Ltd. (an oil and gas company) from October 2009 to February 2011.

Director Qualifications. Mr. Sinclair’s experience as a businessman and service as a director on other public company boards allows Mr. Sinclair to bring to the Board leadership, industry knowledge, and experience in finance and accounting, strategic planning, talent management, governmental and regulatory affairs, and international business.

October 2012

*	Denotes a director of issuers with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or which otherwise are required to file periodic reports under the Exchange Act).

On the date of this Proxy Statement, the above directors serve on the committees of the Board of Directors and in the capacities set forth below:

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Health, Safety, and Environment Committee	Nominating Committee	Finance Committee	Technical Committee
Robert M. Buchan							Chair
Scott A. Caldwell							X
John W. Ivany		X	X	Chair	Chair	Chair
Cameron A. Mingay			Chair	X		X
Terry M. Palmer	Chair				X
Carl Pescio				X			X
A. Murray Sinclair	X	X
Robert G. Wardell	X	Chair	X		X	X

None of the above directors have entered into any arrangements or understandings with any other person pursuant to which they were, or are to be, elected as a director of Allied Nevada or a nominee of any other person.

Vote Required and Board of Directors Recommendation

In the election for directors, the eight nominees receiving the highest number of “for” votes cast in person or by proxy will be elected. A “withhold” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “for” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a majority voting policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board of Directors if that nominee receives a greater number of “withhold” votes than “for” votes in any election. The Board of Director’s Governance Committee will consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to the tendered resignation. The Board of Directors will act upon the Governance Committee’s recommendation no later than 90 days following certification of the Shareholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.alliednevada.com.

Proxy Tabulation Report for 2012 Annual Meeting – Proposal One

Below is a Proxy Tabulation Report setting forth the votes cast for last year’s nominees at the Company’s 2012 Annual Meeting:

Director	For	Withheld	Broker Non-votes
Robert M. Buchan	56,264,139	14,481,814	5,635,630
Scott A. Caldwell	66,174,258	4,571,695	5,635,630
John W. Ivany	67,966,816	2,779,137	5,635,630
Cameron A. Mingay	58,678,974	12,066,979	5,635,630
Terry M. Palmer	68,194,080	2,551,873	5,635,630
Carl Pescio	69,775,715	970,238	5,635,630
D. Bruce Sinclair	68,165,141	2,580,812	5,635,630
Robert G. Wardell	67,717,279	3,028,674	5,635,630

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”

THE ELECTION OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Board of Directors; Mandate of the Board of Directors

Our Board of Directors has adopted a Mandate of the Board of Directors (“Mandate”) formally setting down the purpose and responsibilities of the Board of Directors. Under our Majority Voting Policy in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines. The Mandate is provided on our website at www.alliednevada.com.

The Mandate directs that the Board of Directors is responsible for the oversight and supervision of the management of the Company’s business and for acting in the best interests of the Company and its Shareholders with the objective of enhancing Shareholder value. The Board of Directors will discharge its responsibilities directly and through its committees, currently consisting of the Compensation Committee, Audit Committee, Corporate Governance Committee, Nominating Committee, Health, Safety and Environment Committee, Finance Committee and Technical Committee. The Board of Directors shall meet at least quarterly to review the business operations, corporate governance, environmental and health and safety compliance and financial results of the Company. Meetings of the Board of Directors shall also include regular meetings of the independent members of the Board of Directors without management present.

The Board of Directors met either in person or telephonically 11 times during the year ended December 31, 2012. All directors attended all meetings of the Board of Directors and of the committees of which they were members. It is our policy to encourage all directors to attend the Annual Meeting. With the exception of Mr. A. Murray Sinclair who was not yet a director, all of our then current directors attended our 2012 Annual Meeting in person.

A brief description of the composition and functions of each committee follows:

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•

Conduct an annual review of all compensation elements for our executive officers and make recommendations to the independent directors who are members of the Board of Directors (for their subsequent ratification) regarding executive compensation, and prepare an annual report on executive compensation containing a discussion and analysis to be included in the annual Compensation Discussion and Analysis (“CD&A”) for inclusion in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K;

•	Oversee the drafting of the CD&A and prepare and sign the related compensation committee report;

•

Annually review and approve performance measures and targets for executive officers participating in the annual cash incentive plan and in our equity-based awards program and determine achievement of performance goals after the annual measurement period to permit incentive payouts under the plan and vesting of equity-based awards;

•	Annually review and approve any other special performance-based awards;

•	Make recommendations to the Board of Directors regarding compensation of non-employee directors; and

•

Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers to ensure that such compensation goals and objectives are aligned with the Company’s objectives and Shareholder interests.

The Compensation Committee has the authority to retain any advisors, counsel and consultants as the committee deems necessary in order to carry out these functions. In accordance with the terms of the Compensation Committee’s Charter, our President and Chief Executive Officer is not present during meetings of the Compensation Committee at which his compensation is discussed. The Compensation Committee has authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, as permitted by the laws and regulations that govern its actions. For more information related to the policies and practices of the Compensation Committee, including the role of compensation consultants and our Chief Executive Officer in recommending the amount of director and executive pay, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Allied Nevada’s Compensation Committee is chaired by Robert G. Wardell. Its other members are John W. Ivany and A. Murray Sinclair. Each member of our Compensation Committee is “independent” within the listing standards of the NYSE MKT and Canadian standards pursuant to Canadian National Instrument 58-101, “Corporate Governance” (“NI 58-101”). The Compensation Committee met 3 times during the year ended December 31, 2012, and passed one unanimous written consent. The written charter of the Compensation Committee is available on our website at www.alliednevada.com.

The following compensation consultants were engaged by the Company or the Compensation Committee during 2012 and 2013:

•

In 2012, Mercer was engaged by the Compensation Committee and instructed to review the then current compensation levels of our Chief Executive Officer, Chief Financial Officer and other named executive officers and to provide a report summarizing relevant peer group data as to compensation levels. Mercer’s review with respect to 2012 compensation included benchmarking the base salary, annual cash incentive potential, total cash (base salary plus cash potential) and long-term equity-based incentives of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers. Mercer did not provide services to the Company outside of those requested by the Compensation Committee for purposes of evaluating executive compensation. Total fees paid to Mercer in 2012 were $80,350.

•

In 2013, Mercer was engaged by the Compensation Committee and instructed to review the then current compensation levels of our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers and to provide a report summarizing relevant peer group data as to compensation levels. Mercer’s review with respect to 2013 compensation included benchmarking the base salary, annual cash incentive potential, total cash (base salary plus cash potential) and long-term equity-based incentives of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers. The Compensation Committee’s engagement for 2013 with Mercer is independent of all management oversight. Invoicing, scope of work and reporting are directed through the chairman of the Compensation Committee exclusively.

In 2012, the Compensation Committee met to review the independence of the compensation consultant. The Compensation Committee considered six competitively neutral independence factors. Mercer, in turn, submitted its independent qualifications as part of the annual agreement with the Compensation Committee. As a result, Mercer’s engagement was determined to be independent. In conjunction with the independence review, the Charter of the Compensation Committee was reviewed and requirements added as necessary. Specifically, the following additional responsibility was added to the Compensation Committee Charter: evaluate the independence of an executive compensation consultant retained, or to be retained, in accordance with the rules of the U.S. Securities and Exchange Commission, NYSE MKT, Toronto Stock Exchange or other securities regulatory authorities.

Compensation Committee Interlocks and Insider Participation

No member of Allied Nevada’s Compensation Committee was, during the year ended December 31, 2012, or currently is, an officer or employee of Allied Nevada or any of its subsidiaries or affiliates. No executive officer of Allied Nevada was during 2012, or currently is, a director or a member of the Compensation Committee of another entity having an executive officer who is a director or a member of our Compensation Committee.

Audit Committee

Allied Nevada’s separately-designated, standing Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is chaired by Terry M. Palmer, and its other members are Robert G. Wardell and A. Murray Sinclair. Each member of our Audit Committee is “independent” within the meaning of the NYSE MKT listing standards, as defined in Rule 10A-3(b)(1) under the Exchange Act and in National Instrument 52-110 “Audit Committees” (“NI 52-110”). Additionally, the Board of Directors has determined that Mr. Palmer qualifies as Allied Nevada’s “Audit Committee Financial Expert” as defined in accordance with Section 407 of the Sarbanes-Oxley Act of 2002 and that each member of the Audit Committee is “financially literate” in accordance with NI 52-110. The written charter of the Audit Committee is available on our website at www.alliednevada.com. The Audit Committee met a total of 4 times during the year ended December 31, 2012. The Audit Committee, in accordance with the Audit Committee Charter, assists the Board of Directors in overseeing the Company’s:

•	accounting and financial reporting processes;

•	integrity of financial statements;

•	compliance with legal and regulatory requirements;

•	business practices and ethical standards; and

•	appointment of an independent auditor and the compensation, retention and oversight of the work of the independent auditor.

The Audit Committee is also responsible for the review and approval of transactions with related persons. See “Certain Relationships and Related Party Transactions—Procedures for Approval of Transactions with Related Persons.”

Nominating Committee

During 2010, the Board of Directors established a Nominating Committee, which consists of the following “independent” directors within the meaning of the NYSE MKT listing standards and NI 58-101: John W. Ivany, Robert G. Wardell and Terry Palmer. The Nominating Committee is chaired by John W. Ivany. The Nominating Committee identifies criteria for service as a director, reviews candidates and recommends appropriate candidates for positions on the Board of Directors. Additional information about the Nominating Committee’s role can be found in the Nominating Committee Charter on the Company’s website at www.alliednevada.com. The Nominating Committee met 4 times during 2012. The Committee met on February 6, 2013 and conducted its meeting to recommend its slate of directors for election at the Company’s 2013 Annual Meeting.

Director Nomination Process

The Nominating Committee will consider director candidates who are suggested by directors, management, Shareholders and search firms hired by the Company to identify and evaluate qualified candidates. With respect to nominees for director proposed by Shareholders, the Nominating Committee will consider such nominees if such proposals are submitted in accordance with the procedures set forth below in “Shareholder Proposals.” The Nominating Committee evaluates all director candidates in the same manner, regardless of whether such candidate was suggested by directors, management, Shareholders or a search firm.

From time to time, the Nominating Committee may recommend highly qualified candidates who it believes will enhance the strength, independence and effectiveness of Allied Nevada’s Board of Directors. The Nominating Committee seeks to achieve a Board of Directors that represents a diverse mix of skills, experience, diversity, perspectives, talents and backgrounds necessary to oversee the Company’s business. For information concerning the board membership criteria that the Nominating Committee and Board of Directors consider important and the process by which the Nominating Committee evaluates director candidates, see the section entitled “Proposal One: Election of Directors.”

Health, Safety and Environment Committee

Allied Nevada’s Health, Safety and Environment Committee (the “HSE Committee”) is comprised of John Ivany (Chair), Carl Pescio and Cameron Mingay. The HSE Committee’s general mandate is oversight of the development and implementation of policies and best practices of Allied Nevada relating to health and safety issues in order to ensure compliance with applicable laws and the safety of our employees. On a regular and on-going basis, the HSE Committee monitors the effectiveness of Allied Nevada’s environmental policies, assists management with implementing and maintaining appropriate health and safety programs, and obtains periodic reports on such programs. The HSE Committee meets on an as-needed basis and, formally, no less than two times per year. The HSE Committee formally met 2 times during 2012.

The HSE Committee routinely reports its activities and findings to the entire Board of Directors. Allied Nevada’s entire Board of Directors, which includes all members of the HSE Committee, meets at Allied Nevada’s operating mine site, Hycroft, at least once annually, to review, analyze, and discuss the Company’s health and safety programs. For additional information about the HSE Committee, the written Charter is available on the Company’s website at www.alliednevada.com.

Moreover, at all meetings of the Board of Directors, the Board always discusses the Company’s health, safety and environmental performance.

Corporate Governance Committee

The Corporate Governance Committee of the Board of Directors (the “Governance Committee”) is composed entirely of directors who are “independent” within the meaning of the NYSE MKT listing standards and NI 58-101. The Governance Committee is chaired by Cameron A. Mingay, and its other members are John W. Ivany and Robert G. Wardell. In 2012, the Corporate Governance Committee held numerous informal telephonic working sessions and consulted regularly with each other in the discharge of the Governance Committee’s mandate. The Governance Committee formally met 4 times during 2012.

The Governance Committee is responsible for recommending appropriate governance practices to Allied Nevada in light of corporate governance guidelines set forth by the U.S. and Canadian securities regulatory authorities, the NYSE MKT, the Toronto Stock Exchange and other industry practices. Additional information about the Governance Committee’s role can be found in the Governance Committee Charter on the Company’s website at www.alliednevada.com under the Corporate Responsibility section.

2012 Governance Committee Activities

A core activity of the Governance Committee is to periodically review and assess the adequacy of the Company’s corporate governance principles and develop and recommend to the Board of Directors additional or revised principles as appropriate. In 2012, the Governance Committee engaged in a number of initiatives in order to fulfill this mandate pursuant to its Charter.

(i)	Director Evaluation

The Governance Committee prepared and delivered a director evaluation, the purpose of which was to provide the Board of Directors with information to evaluate the Board’s performance and to improve Board and committee processes and effectiveness. The Governance Committee then reviewed the results contained therein and identified a number of initiatives in response to the items raised in the evaluations, some of which have already been implemented, including those set out below.

(ii)	Risk Management Plan

The Governance Committee assisted in the review and analysis of the Company’s risk management mitigation plan in December 2012, to assist the Board of Directors with its risk oversight role.

(iii)	Succession Planning

The Governance Committee assisted in the review and analysis of the Company’s succession plan in December 2012, ensuring that succession and emergency plans are in place for the CEO, CFO, and executive officer positions. As part of the Company’s succession planning, the CEO prepares a plan which is presented to the Board and the Governance Committee for approval. The plan outlines how the Company would mitigate the adverse risk and exposure in case of departure of one or more key employees. These plans are then used as a critical part of the performance evaluations and employee development.

Corporate Governance Guidelines

To ensure the Board of Directors acts effectively to achieve its Mandate, the Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company. The guidelines reflect best practices in a number of areas, some of which are summarized below. A copy of the Board of Directors’ Mandate and the Company’s Corporate Governance Guidelines can be found on our website at www.alliednevada.com.

Independence of Directors

If the nominees for director are elected, the Board of Directors will have a majority of directors who meet the criteria for independence required under applicable laws, rules and regulations and the guidelines established by the Board of Directors. The Board of Directors is responsible for reviewing, on an annual basis, whether directors satisfy this independence requirement. Our Board of Directors has determined that the following directors are “independent” as required by NYSE MKT listing standards and NI 58-101: Mr. Palmer, Mr. Pescio, Mr. Ivany, Mr. Mingay, Mr. Wardell and Mr. Sinclair. Mr. Buchan and Mr. Caldwell are not considered independent as they hold executive positions within the Company.

Election of Directors by Shareholders

The directors will be elected each year by the Shareholders at the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, will propose a slate of nominees to the Shareholders for election to the Board of Directors at such meeting. Between annual meetings of Shareholders, the Board of Directors may elect directors to serve until the next such meeting. As noted above, on October 30, 2012, upon recommendation by the Nominating Committee, the Board of Directors appointed A. Murray Sinclair to the Board of Directors. Under the Company’s Majority Voting Policy, any director in an uncontested election who receives a greater number of “WITHHELD” votes than “FOR” votes, shall promptly tender his resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy.

Board Leadership Structure

Our Board of Directors does not have a standing policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. Rather, the Board of Directors selects the Chairman of the Board of Directors in the manner and upon the criteria that it deems best for the Company at the time of selection. Currently, the position of Chief Executive Officer and Chairman are separate, with Scott Caldwell serving as our Chief Executive Officer and Robert Buchan serving as our Executive Chairman of the Board of Directors.

The Board of Directors believes such separation is appropriate at this time, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management. In addition, separating these roles allows Mr. Caldwell to focus his efforts on running our business and managing the day-to-day challenges faced by our Company, while allowing the Board of Directors to benefit from Mr. Buchan’s extensive experience in leadership roles at a number of successful public companies and his knowledge and expertise in both the Canadian and U.S. capital markets, as well as his ability to support the other members of the Board of Directors and work with the executive team.

As the Executive Chairman of the Board of Directors, Mr. Buchan is responsible for the leadership, management, development and effective functioning of the Board of Directors and he acts in an advisory capacity to Mr. Caldwell in matters concerning the interests of the Company and the Board of Directors, including those related to the Company’s capital market relationships, strategic direction and merger and acquisition strategy.

Board’s Role in Risk Oversight

The Company’s management is charged with the day-to-day management of risks the Company faces, and the Board of Directors and its committees are responsible for oversight of financial and operational risk management. The Board of Directors is responsible for creating and amending a risk-management policy against which management is expected to measure its decisions. Risk-management strategies are implemented through the Company’s finance department, led by the Chief Financial Officer. Ongoing communication between the Board of Directors, the Committees of the Board of Directors and the management team ensures risk-management is addressed and monitored effectively and in a timely manner. The Board of Directors encourages and challenges management to think beyond financial and analytic models and to take into consideration broader and more varied types of risks, however unlikely they may seem, with the view of mitigating those risks where possible. When necessary, the Board of Directors may engage outside advisors to assist management in effectively identifying and responding to long-term or strategic risks which may be better observed from an outside point of view.

Our Board leadership structure promotes effective oversight of the Company’s risk management by providing the Chief Executive Officer and other members of senior management with the responsibility to assess and manage the Company’s day-to-day risk exposure and providing the Board of Directors with the responsibility to oversee these efforts of management.

Risk Assessment Regarding Compensation Policies and Practices

We recently conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we noted the following risk-limiting characteristics of our compensation policies and practices:

•

with the exception of special performance-based work for extraordinary effort, share-based awards to each employee are limited to a fixed maximum specified in the incentive plan and our senior executive officers receive a fixed salary each year;

•	share-based awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	as of 2009, share-based awards are no longer made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary or excessive risk to increase Company stock price; and

•

members of the Compensation Committee, in their discretion, approve all final decisions concerning management compensation after reviewing executive and corporate performance and competitive benchmarking data.

Service on Other Boards

The Company recognizes that directors benefit from service on boards of other companies, so long as such service does not conflict with the interests of the Company. Except in unusual circumstances approved by the Board of Directors, a director should not serve on more than five other boards of public companies in addition to the Company’s Board of Directors. The Board of Directors granted Mr. Sinclair an exemption from this provision for the 2012-2013 board year.

Company Loans and Corporate Opportunities

The Company has not made, and will not make, any personal loans or extensions of credit to directors or executive officers. Directors will make business opportunities related to the Company’s business, if considered corporate opportunities under Delaware law, available to the Company before pursuing the opportunity for the director’s own or another’s account.

Director Orientation and Continuing Education

The Governance Committee establishes and oversees director orientation and continuing education programs. Such programs are the responsibility of the Chief Executive Officer and are administered by the Chief Financial Officer of the Company. Director orientation and on-going training includes presentations by senior management to familiarize directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics for Senior Financial Officers, and its Code of Business Conduct and Ethics.

All directors are encouraged to avail themselves of educational opportunities as appropriate to enable them to perform their duties as directors. The Company holds at least one Board meeting at the Hycroft Mine in order to facilitate visits to the Company’s operating mine at least once every two years.

In 2012, with the exception of A. Murray Sinclair who was appointed to the Board in October 2012, all directors visited the Hycroft Mine and were briefed on the Company’s operations, as well as given a tour of the property. Mr. Sinclair visited the Hycroft Mine for a tour and briefing in January 2013.

Director Stock Ownership Guidelines

All directors are encouraged to have a significant long-term financial interest in the Company. To encourage alignment of the interests of the directors and our Shareholders, each director is expected to beneficially own, or acquire within three years of becoming a director, shares of common stock of the Company or deferred share or phantom units, having a market value of three times the annual cash retainer payable under the Company’s director compensation policy. As of December 31, 2012, all directors were in compliance with the stock ownership holding guidelines.

Access to Management and Independent Advisors

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or the Chief Financial Officer. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The Board of Directors and its committees have the power, acting as a group or committee, to hire independent legal, financial or other advisors as it may deem necessary.

Executive Sessions

At each regularly scheduled Board of Directors meeting, time is set aside for non-management directors to meet in an executive session whereby management is excluded. At least one time per year, time is allotted for independent directors to meet in an executive session. The Chair of the Governance Committee presides at such sessions.

Annual Performance Evaluation

The Board of Directors is committed to regular assessments of its effectiveness, its committees and the individual directors, and as such, the Board of Directors conducts an annual self-evaluation to determine whether it, its committees and the individual directors are functioning effectively. The Board of Directors has adopted an evaluation that includes self-evaluation, evaluation of other directors, committees and the Board of Directors as a whole. The Governance Committee uses the results of these evaluations to make recommendations with a view to continuously improve the effectiveness of the Board of Directors.

Management Succession

The Governance Committee makes an annual report to the Board of Directors on succession planning, which includes policies and principles for Chief Executive Officer selection and performance review as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The entire Board of Directors works with the Governance Committee to evaluate and nominate potential successors to the Chief Executive Officer. As stated previously, as part of the Company’s succession planning, the Chief Executive Officer prepares and maintains an active succession plan for his direct reports, which is presented to the Board and the Governance Committee for approval. On an annual basis, this succession plan is reviewed by the Governance Committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, including its CEO, CFO, and persons performing similar functions. The Code of Business Conduct and Ethics reaffirms the Company’s high standards of business conduct. The Code of Business Conduct and Ethics is part of the Company’s continuing effort to ensure that it complies with all applicable laws, has an effective program to prevent and detect violations of law, and conducts its business with fairness, honesty and integrity. In the unlikely event of a waiver, any such waivers of this code for directors or officers will be approved by the Audit Committee and such waiver will be promptly disclosed to Shareholders as required by law. The Code of Business Conduct and Ethics is located on the Company’s internet website at www.alliednevada.com. There were no such waivers in 2012.

Code of Conduct and Ethics for Senior Financial Officers

As required by applicable U.S. federal securities laws, all senior financial officers are subject to the Code of Conduct and Ethics for Senior Financial Officers setting forth various restrictions and obligations for our senior financial officers. This code is posted on our website at www.alliednevada.com.

Strategic Planning

The Board of Directors recognizes the importance of long-term strategic planning. In order to develop and investigate strategic opportunities with a view to continuing to grow and strengthen the Company’s position going forward, the Board of Directors engages in a series of meetings with a focus on strategic planning.

Communications with Board of Directors

Shareholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence to the Chairman of the Governance Committee, c/o Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, who will arrange for forwarding the correspondence as appropriate. Such correspondence should prominently display the fact that it is a Shareholder-director communication. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Compensation of Non-Employee Directors

Pursuant to the compensation program for our non-employee directors, each non-employee member of our Board of Directors received the following compensation for Board of Director services, as applicable, for the period beginning on April 1, 2012 through March 31, 2013:

•	$100,000 per year for service as Chairman of the Board;

•	$60,000 per year for service as Audit Committee Chair;

•	$45,000 per year for services as chairman of other committees;

•	$35,000 per year for services as non-chairman directors;

•	$5,000 per year per committee for service as committee member, and

•	An annual award of equity in the form of Deferred Share Units (“DSUs”) having an aggregate value equal to $150,000 at the time of grant.

The Deferred Phantom Unit (“DPU”) Plan was adopted by the Board of Directors in 2009 as an alternative to granting stock options or stock awards in order to align the interests of the directors with those of our Shareholders. Under the DPU Plan, eligible directors received a grant of DPUs on the last day of each quarter, or such other date recommended by the Compensation Committee and confirmed by the Board. Each DPU has the same value as one share of Allied Nevada common stock. DPUs must be retained until the director leaves the Board, at which time the cash value of the DPUs will be paid out. In 2011, amendments to the DPU plan were approved by the Shareholders to provide the Company the option to settle, at the Board’s sole discretion, all DPU obligations in stock, subject to the receipt of an advance tax ruling from the Canada Revenue Agency. The Company received the tax ruling from the Canada Revenue Agency on June 6, 2012. Thereafter, on August 1, 2012, the Company’s Board of Directors approved an irrevocable resolution requiring all DPUs to be settled in shares of the Company’s common stock. The amended 2009 DPU plan has been frozen for further awards.

In 2011, the DSU Plan was approved by our Shareholders. Each DSU has the same value of one Allied Nevada common stock to be issued when a director leaves the Board. Under the DSU Plan, annual awards of $150,000 in value shall be granted and issued to each eligible director on the date of their election to the Board at the Annual Meeting and vest over the director’s one year service period. In June 2012, the Company adopted the DSU Plan after receiving a favorable tax ruling from a Canadian taxation authority.

2012 Compensation of Non-Employee Directors

The table below sets forth information regarding compensation earned by non-employee directors for their service to the Company during the year ended December 31, 2012. The Board of Directors’ compensation increased in April 2012. As a result, fees earned for the first quarter of 2012 were based on the preceding year’s compensation schedule. The Company does not maintain a retirement program or policy for directors.

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	All other compensation ($) (3)	Total ($)
Robert M. Buchan	100,000	178,141	—	278,141
John W. Ivany	55,000	178,141	—	233,141
Cameron A. Mingay	50,000	178,141	—	228,141
Terry M. Palmer	60,000	178,141	—	238,141
Carl A. Pescio	40,000	178,141	—	218,141
D. Bruce Sinclair(3)	41,667	231,289	14,583	287,539
A. Murray Sinclair	7,500	81,299	—	88,799
Robert G. Wardell	50,000	178,141	—	228,141

(1)	Fees earned or paid in cash represent all cash paid in 2012 for annual retainer fees, chairmanships of the Board and its committees, and services as committee members.

(2)

In 2012, except for A. Murray Sinclair, the Company granted 5,300 DSUs to each non-employee director which had a grant date fair value of $150,000. In October 2012, A. Murray Sinclair was granted 2,208 DSUs, having a grant date fair value of $81,299, which represents directors’ annual award appropriately prorated for the date he was appointed a board member. In 2012, except for D. Bruce Sinclair and A. Murray Sinclair, the Company granted 1,089 DPUs to each non-employee director which had a grant date fair value of $28,141. Grant date fair values were computed in accordance with Financial Accounting Standards Board Codification Topic 718.

(3)

In October 2012, D. Bruce Sinclair resigned as a director of the Company and agreed to provide consulting services to the Company through April 1, 2013 for which the Company granted him 2,208 RSUs which had a grant date fair value of $81,299, as well as cash remuneration of $14,583.

Outstanding Awards of Non-Employee Directors

The table below sets forth the total number of outstanding DPUs, DSUs, Options, and RSUs for each non-employee director as of December 31, 2012.

Name	DPUs	DSUs	Options (1)	RSUs	Total
Robert Buchan	41,356	5,300	350,000	430,000	826,656
John W. Ivany	41,356	5,300	100,000	—	146,656
Cameron Mingay	41,356	5,300	40,000	—	86,656
Terry M. Palmer	41,356	5,300	—	—	46,656
Carl Pescio	41,356	5,300	150,000	—	196,656
A. Murray Sinclair	—	2,208	—	—	2,208
Robert G. Wardell	41,356	5,300	—	—	46,656

(1)	Exercise prices on the outstanding stock options range between $4.35 and $6.34.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2012.

The Company’s management has primary responsibility for the Company’s internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, EKS&H, is responsible for performing an independent audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has also discussed with EKS&H, the Company’s independent registered public accounting firm, the matters required to be discussed by the PCAOB’s Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from EKS&H required by the PCAOB, regarding communication with the Audit Committee concerning independence and has discussed with EKS&H its independence from the Company. The Audit Committee has also reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Terry M. Palmer, Chairman

Robert G. Wardell

A. Murray Sinclair

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Provision of Legal Services

Cameron A. Mingay, an Allied Nevada director who was appointed in March 2007, is a partner at Cassels Brock & Blackwell LLP (“Cassels Brock”) of Toronto, Ontario, Canada, which, since June 2007, has served as outside counsel to Allied Nevada in connection with Canadian securities law matters. Allied Nevada paid Cassels Brock an aggregate of $0.7 million for legal services during the year ended December 31, 2012. Mr. Mingay is considered independent under the rules of NYSE MKT as the billings to Allied Nevada in proportion to the total billings of Cassels Brock was less than 5%.

Procedures for Approval of Transactions with Related Parties

The Company’s written policy for the review of transactions with related persons requires review, approval or ratification of all transactions in which Allied Nevada is a participant and in which an Allied Nevada director, executive officer, a significant Shareholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy. As set forth in the policy, the pre-approved transactions include employment of executive officers, director compensation (in general, where such transactions are required to be reported in the Company’s proxy statement pursuant to SEC compensation disclosure requirements), as well as transactions in the ordinary course of business where the aggregate amount involved is expected to be less than $5,000. All related party transactions are reviewed by the Audit Committee of the Board of Directors. Transactions deemed to be pre-approved are not required to be separately presented to the Audit Committee for formal approval; however, those transactions must be submitted to the Audit Committee for review at its next following meeting.

Following its review, the Audit Committee will determine whether these transactions are in, or not inconsistent with, the best interests of Allied Nevada and our Shareholders, taking into consideration whether the transactions are on terms no less favorable to Allied Nevada than those available with other parties and the related person’s interest in the transaction. If a related party transaction is to be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of March 8, 2013, by each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock. The percentage of beneficial ownership is based on 89,738,112 shares of the Company’s common stock outstanding as of March 8, 2013. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each beneficial owner named in the table has sole voting and investment power with respect to the shares set forth opposite such beneficial owner’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name and Address of Beneficial Owner	Nevada Shares Beneficially Owned(1)	Percentage of Class
Van Eck Associates Corporation[2]	7,138,101	7.95
Royce & Associates, LLC[3]	5,971,707	6.65
GCIC Ltd.[4]	5,778,595	6.43
The Vanguard Group[5]	4,706,774	5.24
Carl Pescio and Janet Pescio[6]	4,553,800	5.07

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of common stock held by such person as of March 8, 2013, plus any securities to which such person has the right to acquire beneficial ownership within 60 days of March 8, 2013, including those securities held by such person exercisable for or convertible into common stock within 60 days after March 8, 2013. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(2)

The address of Van Eck Associates Corporation is 335 Madison Avenue, 19th Floor, New York, New York 10017. The information is based on the Schedule 13G/A filed with the SEC by Van Eck Associates Corporation on February 13, 2013.

(3)

The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. The information is based on the amended Schedule 13G/A filed with the SEC by Royce & Associates, LLC on January 3, 2013.

(4)	The address of GCIC Ltd. is One Adelaide Street East, 29th Floor, Toronto, Ontario, Canada M5C 2V9. The information is based on the Schedule 13G filed with the SEC by GCIC Ltd. on January 10, 2013.

(5)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19335. The information is based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 22, 2013.

(6)

Carl Pescio is a director of the Company. The address of Carl and Janet Pescio is c/o Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. Shares are beneficially owned by Carl Pescio and his wife, Janet Pescio.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of common stock as of March 8, 2013 by (i) each of the Company’s named executive officers, directors and nominees, individually and (ii) the Company’s executive officers and directors, as a group. The percentage of beneficial ownership is based on 89,738,112 shares of common stock outstanding as of March 8, 2013. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each Shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such Shareholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted. The business address of each person set forth in the table below is 9790 Gateway Drive, Suite 200, Reno, Nevada 89521.

	Common Stock
Name	Number of Allied Nevada Shares Beneficially Owned(1)	Percentage of Class
Carl A. Pescio	4,553,800(2)	5.07
Director

Robert M. Buchan	2,561,500(3)	2.85
Executive Chairman of the Board of Directors

Scott A. Caldwell	288,835(4)	*
President and Chief Executive Officer and Director

John W. Ivany	156,656(5)	*
Director

Cameron A. Mingay	86,656(6)	*
Director

David C. Flint	48,624	*
Vice President, Exploration

Terry M. Palmer	45,756	*
Director

Robert G. Wardell	45,756	*
Director

Hal D. Kirby	45,469	*
Executive Vice President, Finance

Gary W. Banbury	8,065	*
Executive Vice President and Chief Administrative Officer

Stephen M. Jones	4,000	*
Executive Vice President and Chief Financial Officer

A. Murray Sinclair	2,208	*
Director

All executive officers and directors as a group (12)	7,847,325	8.74

*	Represents less than 1% of the outstanding shares of common stock.

(1)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of common stock held by such person as of March 8, 2013, plus any securities to which such person has the right to acquire beneficial ownership within 60 days after March 8, 2013, including those securities held by such person exercisable for or convertible into shares of common stock within 60 days after March 8, 2013. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(2)	Shares are beneficially owned by Carl Pescio and his wife, Janet Pescio, and includes 150,000 shares underlying options that are exercisable within 60 days of March 8, 2013.

(3)	Includes 350,000 shares underlying options that are exercisable within 60 days of March 8, 2013.

(4)	Includes 3,000 shares held for the benefit of Mr. Caldwell’s children.

(5)	Includes 100,000 shares underlying options that are exercisable within 60 days of March 8, 2013.

(6)	Includes 40,000 shares underlying options that are exercisable within 60 days of March 8, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors, and persons who beneficially own more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.

Based solely on a review of the reports received by the SEC, furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the year ended December 31, 2012, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that eight reports were filed late. Messrs. Buchan, Ivany, Mingay, Palmer, Pescio, A. Murray Sinclair, D. Bruce Sinclair and Wardell each filed one late report on Form 4, with each report consisting of one transaction relating to an award of DSUs.

COMPENSATION DISCUSSION AND ANALYSIS

The following contains a description of our compensation programs and objectives with respect to our Named Executive Officers (“NEOs”) identified in the Summary Compensation table as:

Scott A. Caldwell	President and Chief Executive Officer
Stephen M. Jones	Executive Vice President & Chief Financial Officer(1)
Gary W. Banbury	Executive Vice President & Chief Administrative Officer
David C. Flint	Vice President, Exploration
Hal D. Kirby	Executive Vice President, Finance(1)

(1)	Mr. Jones was appointed CFO on March 6, 2012. Mr. Kirby was CFO from January 1, 2012 to March 5, 2012.

Compensation Committee Executive Summary of 2012 Compensation Programs

The compensation package for our NEOs is composed of the following elements:

Component	Short or Long Term	At Risk or Not	Summary
Base Pay	Short Term	Not at Risk	Fixed pay that is not subject to financial performance risk. The level of base compensation is determined by both peer analysis as well as incumbent credentials.

Annual Cash Incentive Program	Short term	At Risk	Annual cash award that is based on corporate performance, as adjusted, at the sole discretion of the Compensation Committee, and for an individual’s performance. Corporate performance metrics are defined by management in January and ratified by the Board in February of each year. The Annual Cash Incentive Program is capped as to maximum payout at target level and may be reduced to zero on the downside.

Performance Share Units and Restricted Share Units	Long Term	At Risk	Commencing in 2009, senior executives were granted performance share units. These awards are restricted share units which have performance requirements. Prior to 2009, the Company granted stock options or restricted share units with time-based vesting only. Commencing in 2012, the Company used a combination of restricted share units and performance share units. Performance Share Units are capped at target and can be reduced to zero on the downside.

The Company’s executive compensation program is designed to align the interests of senior management with Shareholders by tying a significant portion of the NEOs’ compensation to the Company’s performance, as measured by a variety of factors during the applicable year. The cash incentive program for 2012 placed focus on production performance as measured by ounces of gold sold, adjusted cost per gold ounce sold, and safety performance. The long term incentive focused on Total Shareholder Return (“TSR”), production as measured in sales of gold ounces and adjusted cash cost of gold ounces sold, as well as Board discretionary awards. TSR was added to the long-term program measurements to directly align the incentive with shareholder value. The modifications to 2013 programs are described in the 2013 Performance-Based Annual Cash Incentive Criteria and 2013 PSU Performance Based Vesting Criteria later in this section. Under the program, the portion of cash compensation in the form of base salary guaranteed to the NEOs at the beginning of any year represents only a fraction of the total potential compensation.

In the case of our most senior executive, Mr. Caldwell, only about 22% of the value of his target annual compensation during 2012 was fixed for the year in the form of his base salary. The value of the remaining 78% of Mr. Caldwell’s target annual compensation, including performance-based annual cash incentives and performance-based restricted share units (“PSUs”) were linked directly to the Company’s performance, and therefore at risk. The percentages differ slightly for the other NEOs, approximately 77% of all annual compensation awarded to the other NEOs is similarly tied to the Company’s performance, and therefore at risk.

Although the Company’s Hycroft Mine is undergoing expansion and the focus of the operation is on growth and subsequent investment in growth, performance-based components align the total compensation of the NEO team to Company performance. For 2012, the relationship of total NEO compensation was 7% of profit margins. While the Company’s TSR was better than the 50th percentile of its peer group for the 2012 period, total compensation to the NEO team was at or slightly below its peers.

Fixed Compensation as a Percent of Total For ANV NEOs	Cash Compensation as a Percent of Total for ANV NEOs

In making decisions on performance-based annual cash incentive compensation for 2012, the Compensation Committee and the Board of Directors considered the Company’s financial and operational performance in the face of ongoing challenges of a recovering U.S. and global economy. The Company struggled to achieve its operating goals experiencing a number of equipment delivery, human capital availability and processing challenges.

While faced with these challenges, the Company did accomplish the following major strategic goals:

•	Successfully raised $400.4 million in May 2012 to finance a portion of the ongoing expansion projects;

•	Increased the Company’s revolving credit facility from $30 million to $120 million to support ongoing capital projects and liquidity needs and extended the maturity to April 2016;

•	Significantly improved the timing and quality of external reporting to support Shareholders;

•	Increased manpower at the Hycroft Mine by 73% to support the growth in production and mine expansion;

•	Received a positive Record of Decision for the oxide expansion Environmental Impact Statement;

•	Received all permits for the crusher project and the construction permit for the mill project at the Hycroft mine;

•	Increased annual gold production with Q4 record production of over 45,000 ounces;

•	Completed the Lewis leach pad expansion of 3.0 million square feet; and

•	Constructed and commenced operation of a new carbon strip plant.

After review by the Compensation Committee and the Board of Directors of the metrics affecting the payout of the 2012 Annual Cash Incentive Bonus program, it was determined that the sales of gold ounces metric (i.e., 33.3%) and the adjusted cash cost per gold ounce sold metric (i.e., 33.3%) of the annual cash incentive plan would not be paid. The Company did achieve the safety portion of the cash incentive plan at target of 33.3%.

The Compensation Committee and Board of Directors reviewed the impact of the equipment delays, processing challenges and human capital shortages, as well as the stated metrics, on outstanding PSUs. The Company achieved the TSR placement of at least 50% as it related to its peers resulting in the vesting of 30% of the target award. It did not achieve the sales in gold ounces or the adjusted cash cost per gold ounce sold thus forfeiting 60% of the potential award. The Compensation Committee and the Board approved the discretionary portion (i.e., 10%) of the target award based on significant accomplishments of the individual NEO goals.

Taking these circumstances into account, and driven primarily by the applicable performance measures described in detail below, the following determinations were made with respect to the at-risk portion of the NEOs’ compensation:

•	Annual Cash Incentive Program: our NEOs received 33.3% of their individual target under our annual incentive plan, thus forfeiting 66.7% of the eligible award;

•	PSUs: vested at 40% of the NEOs’ target number of PSUs that were subject to the 2012 performance criteria, thus forfeiting 60% of the eligible award; and

•

Based on extraordinary performance, the Company awarded one-time Board discretionary cash incentives to the NEOs in 2012. These one-time awards are in recognition of a number of strategic goals accomplished but not recognized in the current compensation programs.

Thus, due to lower than target performance of the incentive plans, the NEO compensation was well below target, illustrating the at risk compensation as aligned with Shareholder value.

2012 Pay for Performance Summary – Actual versus Eligible

Named Executive Officer	Total Eligible Target Compensation ($)(1)	Actual Compensation ($)(2)	Percent Compensation Realized (%)
Scott A. Caldwell	2,581,468	1,520,135	59
Stephen M. Jones	808,000	594,996	74
Gary W. Banbury	1,006,596	685,327	68
David C. Flint	637,215	467,629	73
Hal D. Kirby(3)	—	—	—

(1) Total eligible target compensation includes salary plus 100% of current year non-equity incentive compensation and the grant date fair value of all equity compensation eligible for vesting in the current year.

(2) Actual compensation is target compensation reduced by unearned non-equity incentive bonus and the grant date fair value of PSUs forfeited in the current year in accordance with current year performance conditions and results.

(3) Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

In addition to the foregoing practices that were aimed to align the executives’ interests with the interests of Shareholders, the Board of Directors adopted a requirement in 2010 that the Chief Executive Officer be required to hold equity interests of the Company equal in value to three times his base salary. We believe this measure further supports the Company’s objective of aligning the interests of our Chief Executive Officer with the interests of the Company’s Shareholders. In 2012, the Board of Directors adopted a requirement for all other NEOs to hold an equity interest of the Company equal to his annual base salary (to be accumulated over a three-year period).

At the Company’s 2012 Annual Meeting, the Company held a “say-on-pay” vote on the Company’s executive compensation program as set forth in the Proxy Statement. Shareholders overwhelmingly approved the Company’s executive compensation with 99% of votes cast voting “for” the proposal. Thereafter, the Compensation Committee considered the results of the Shareholder vote in finalizing the Company’s 2013 compensation, and because an overwhelming majority of Shareholders approved the compensation program, the Committee continued to apply the same principles in determining the amounts and types of executive compensation. As a result, substantial changes were not implemented as a result of the Shareholder advisory vote beyond breaking down the annual incentive targets to six more measureable targets representing the same general targets in 2012. In response to the comments received from Shareholders, Institutional Shareholder Services, Inc. (“ISS”), and Glass Lewis, the Company made the following changes in 2012 to its compensation strategies and practices:

(1)	approval of a minimum stockholding requirement for all NEOs;

(2)	defined the discretionary portion of the annual incentive to be specifically awarded on more finite criteria;

(3)	emphasized cash clawbacks; and

(4)	added TSR as a significant parameter for performance in the PSU program.

For 2013, the Company is continuing to disclose additional performance related results to further assure our Shareholders of the tie between performance and compensation. Other changes include:

(1)	independence criteria for compensation consultant and/or advisor;

(2)	disclosure of previous proxy results;

(3)	discussion on salary setting as it ties with formal performance evaluation programs;

(4)	additional disclosure on governance guidelines; and

(5)	disclosed limits of annual cash incentive and performance share incentive, not to exceed the target set for each NEO, thereby capping all incentive programs at target.

At our Shareholders’ request, the Company will provide a say-on-pay vote annually.

How Executive Compensation is Determined and the Role of the Compensation Committee, Management and Consultants

The compensation review process for our NEOs generally takes place during the first quarter of each year with a presentation by the Chief Executive Officer to the Compensation Committee of a review of current compensation philosophies and programs of the Company. The role of the Chief Executive Officer is to provide the Compensation Committee with perspectives on the business context and individual performance of the NEOs (other than the Chief Executive Officer) to assist the Compensation Committee in making its decisions. The Chief Executive Officer also provides the Compensation Committee with historical data relating to base pay, incentive determinations and equity awards.

Typically, the Chief Executive Officer produces an executive compensation review for each NEO, excluding the Chief Executive Officer, which includes specific recommendations for:

•	payouts pursuant to the prior year annual cash incentive awards as adjusted for performance factors;
•	vesting of applicable equity-based awards tied to prior year performance;
•	base salary for the current year;
•	annual cash incentive award potential for the current year; and
•	annual equity-based incentive award potential for the current year.

After the Chief Executive Officer makes his recommendations to the Compensation Committee regarding the other NEOs, the Chief Executive Officer does not participate further in Compensation Committee deliberations or determinations regarding NEO compensation. The Compensation Committee makes all final decisions concerning all NEO compensation and then submits the determinations to the Board of Directors for ratification. With regard to such ratification by the Board of Directors, the CEO is not present for the deliberations or voting in respect of his own compensation. Directors who are not independent do not participate in the ratification process.

Compensation decisions are generally based upon an analysis of competitive benchmarking data and the performance of the Company overall and, at the sole discretion of the Compensation Committee, may also be based upon other considerations such as the individual’s performance, the individual’s influence on the performance of the Company and, where appropriate, the compensation of the individual’s peers within the Company. For purposes of determining NEO compensation levels for 2012, Mercer was engaged by the Committee to complete a review of NEO compensation, as well as the compensation of certain other employees of the Company. For 2013 compensation discussions, Mercer was engaged by the Compensation Committee to complete a review of NEO compensation.

Compensation Objectives

The compensation package for our NEOs is specifically designed to achieve three compensation objectives:

•	Attracting and retaining key talent;

•	Driving the achievement of the short and long-term Company objectives in line with the individual performance thereby linking pay, performance and Shareholder value; and

•	Aligning the interests of our executive officers with the interests of our Shareholders.

The compensation package achieves the goal of attracting and retaining key talent in a highly competitive mining environment through a total compensation package that pays at or above market mid-point levels, as described in more detail below. The compensation package achieves the goal of aligning the interests of management and the Company’s Shareholders by linking the payout of executive officer annual cash incentive awards, and the vesting of equity-based awards, to the successful performance of the Company and creation of Shareholder value.

2012 Compensation

Benchmarking

As part of its evaluation of compensation levels for 2012, the Compensation Committee retained Mercer to, among other things, confirm the appropriate peer group to be comprised of mining companies approximately our size. Our 2012 peer group consisted of mining companies falling within the following parameters as of the date of comparison: precious metals mining companies with market values between approximately $535 million and $7.6 billion, sales of less than $1.7 billion and assets of between approximately $418 million and $4.5 billion. There were changes in the peer group from 2011 that resulted from the continued operational growth of Allied Nevada in comparison to its previous peer group, as well as mergers within the peer member group.

Based on the foregoing criteria, the peer group recommended by Mercer based on input from management and the Compensation Committee was comprised of the following peers:

Alamos Gold Inc.	IAMGOLD
Aurizon Mines Ltd	Hecla Mining Co.
Centerra Gold Inc.	New Gold Inc.
Coeur d’Alene Mines Corp.	Pan American Silver Corp.
AuRico Gold Stillwater Mining Detour Gold	Osisko Mining Golden Star Resources Lake Shore Gold

Peer Group Positioning 2012 Compensation based on Year end 2012

Company Name	Annual Revenue (Millions) ($)	Market Cap (Millions) ($)	Year to date December 2012 TSR (%)	Annualized TSR 3 year (%)
IAMGOLD	1,651	7,583	-28.1	53%
Centerra Gold	1,091	5,378	-47.6	110%
Coeur d’Alene Mines	982	2,624	1.9	63%
Pan American Silver	834	2,766	-15.6	13%
Stillwater Mining	791	1,125	22.2	52%
New Gold	708	4,996	7.1	104%
Hecla Mining	509	1,731	12.9	39%
Golden Star Resources	458	535	11.5	42%
AuRico Gold	366	1546	0	38%
Aurizon Mines	220	994	-29.4	39%
Alamos Gold	215	2040	0.5	42%
Osisko Mining	135	4,342	-18.7	74%
Lake Shore Gold	50	556	-41.4	24%
Detour Gold	0	2943	0	82%
Allied Nevada Gold	147	3,206	-0.05	133%
75th Percentile	823	3992	1.9	71%
50th Percentile	483	2332	-0.05	47%
25th Percentile	216	1277	-28.1	39%

Mercer was instructed to review the then-current compensation levels of our Chief Executive Officer, Chief Financial Officer and other named executive officers and to provide a report summarizing relevant peer group data as to compensation levels. Mercer’s review with respect to 2012 compensation included benchmarking the base salary, annual cash incentive potential, total cash (base salary plus cash incentive potential) and long-term equity-based incentives of the Chief Executive Officer, Chief Financial Officer and the other named executive officers.

With respect to the compensation of Messrs. Banbury and Flint, Mercer used the 2012 PricewaterhouseCoopers Mining Industry survey data (the “PWC Survey”) that analyzed the executive compensation practices of mining companies across a broad industry spectrum ranging from small to large companies, while Mr. Kirby’s compensation was set by special agreement. The PWC survey was used to evaluate the compensation of Messrs. Banbury and Flint, rather than the peer group developed by Mercer, because the companies included in the Mercer peer group generally did not make publicly available the compensation data for positions of the type held by Messrs. Banbury and Flint.

During 2012 the Company varied in its ranking of its peers on TSR from as high as the first position and finished the year at the 50% position. The Company pay for performance programs (both cash annual bonus and long term incentive) were impacted with a reduction of 67% in the Annual Cash Incentive plan and 60% in the Long Term Incentive plan. Due to performance, the Chief Executive Officer and other NEOs saw a significant reduction of eligible compensation.

2012 Base Compensation (Salary)

Base salaries are reviewed annually in conjunction with peer data supplied by Mercer. Performance evaluations are conducted and include an analysis of performance against predetermined individual goals for the year. In addition, NEO salaries are examined for equity within an internal peer group. Finally, the overall accomplishments of the Company are reviewed to determine team contributions. In 2012, increases were completed based on successfully overcoming a significant number of startup issues as well as setting salaries in line with peers as the organization evolved into a producer.

Named Executive Officer	2012 Salary ($)	2011 Salary ($)	Increase in Salary (%)
Scott A. Caldwell (1)	600,000	550,000	9.1
David C. Flint	249,000	240,000	3.8
Stephen M. Jones (2)	350,000	—	—
Gary W. Banbury (2)	240,000	—	—
Hal D. Kirby (3)	300,000	283,000	6.0

(1)	Mr. Caldwell’s increase was based both on the peer review of like positions as well as both growth and transition of the Company into an operating unit.

(2)	Mr. Jones and Mr. Banbury were new hires in 2012.

(3)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

2012 Total Cash Compensation (Salary and Annual Cash Incentive)

When setting the 2012 short-term cash compensation (consisting of base salary and annual cash incentive awards) for the Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer, we generally targeted the mid-point or better of the peer group data as the benchmark, adjusted for tenure, qualifications and leadership qualities. The mid-point or better was determined to be the appropriate target in order to be in a position to attract top talent from a limited talent pool. In addition, by providing our executives with the ability to earn at or above-average compensation, we are in a better position to retain, in a highly competitive labor market and a fast growing organization structure, the quality of senior executives necessary to successfully lead our Company.

In setting the cash compensation levels for NEOs other than the Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer, we generally targeted the 2nd quartile to mid-point of the peer group data when available as the benchmark. In most cases, market pay surveys, including surveys and general compensation levels disclosed in the recruiting process, complete the benchmark data. Internal pay equity factors were also considered to ensure that employees at equivalent levels in our organization were paid comparably. The internal review included relative worth comparisons of each position and development of compensation spacing so that each group of incrementally higher authority roles was no more than 25% higher than the grouping above or below.

With respect to the distribution of total short-term compensation between the salary and cash incentive components, the Compensation Committee targeted the following distribution, which is generally consistent with the prior year distribution:

Named Executive Officer	Salary as a percent of total short term compensation (%)	Short-term cash incentives as a percent of total short term compensation (%)	Total (%)
Scott A. Caldwell	50	50	100
Stephen M. Jones	67	33	100
Gary W. Banbury	67	33	100
David C. Flint	71	29	100
Hal D. Kirby(1)	—	—	—

(1)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

Criteria for Payout of 2012 Annual Cash Incentive to NEOs

The 2012 annual cash incentive awards for the NEOs were contingent upon the attainment of the corporate and departmental goals described below. Such goals were developed by management and approved by the Board of Directors during February 2012. The Compensation Committee also retained discretion to consider other factors, such as an individual’s performance and their respective influence over the various performance categories. Payouts under the plan are capped at target and the NEO cannot earn more than this amount, while the minimum payout is set at zero.

After year-end, the Compensation Committee determined to what extent the goals were satisfied, with partial satisfaction warranting partial payout of the cash incentive awards. The 2012 corporate goals for payout of the 2012 cash incentive awards, and performance results in respect thereof, were based on production as measured by ounces of gold sold (i.e., 114,705 ounces of gold sold against a minimum target of 150,000 ounces of gold sold); cash cost per ounce of gold net of silver byproduct credit (i.e., $638 per ounce against a maximum target of $535 per ounce); and safety as measured by the MSHA All Incident Rate for the Company against its peers, with each parameter having an equal weight. Overall, as discussed under such heading, the Compensation Committee’s review of the goals against performance resulted in a determination that 33.3% of the incentive opportunity was paid base on achievement of the safety portion of the plan measurements only. The following tables set forth the Plan performance metrics and the final determination of the 2012 annual cash incentive payouts for the following persons:

2012 Plan Metrics

Component	Weighting and Measurement				Comments
	33.3%	-	175,000 ounces of Sales		Performance between the
Production as measured in Sales	20%	-	160,000 ounces of Sales	-	Sales measures will be
	10%	-	150,000 ounces of Sales or less		prorated.

Cash cost per ounce sold	33.3%	-	$ 476 per ounce		Performance between the
adjusted for net silver	20%	-	$ 505 per ounce	-	production measures will be
credit	10%	-	$ 535 per ounce or higher		prorated.

	33.3%	-	performance based on achieving below the MSHA published All		Based on Safety and Health
			Incident Rate (“AIR”) for peer	-	as demonstrated by the
Board Discretion - Safety			mining in Nevada		Company versus the MSHA
	20%	-	for achieving the AIR		AIR for accidents, illness,
	10%	-	for being 10% above the AIR		and injuries.

2012 Actual Performance Against Plan

Component	2012 Performance	Percent of Target Earned
Gold Ounces Sold	114,705 oz.	0%
Cost per Oz Sold	$638	0%
Board Discretion-Safety	Met target performance	33.3%

Named Executive Officer	Base Salary ($)	Target Opportunity (as a % base of salary)	Target Eligibility (%)	Percentage of Total Opportunity Received (%)	Actual Dollar Payout ($)
Scott A. Caldwell	600,000	100	600,000	33.3	199,980
Stephen M. Jones(1)	350,000	50	175,000	33.3	48,996
Gary W. Banbury	240,000	50	120,000	33.3	39,997
David C. Flint	249,000	40	99,600	33.3	33,197
Hal D. Kirby(2)	—	—	—	—	—

(1)	Mr. Jones’ actual payout was prorated due to him commencing employment on March 6, 2012.

(2)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

2012 Discretionary Cash Incentive

2012 was a unique year for the Company as many significant contributions were made outside of the metrics used for short and long term compensation. The Company had many major accomplishments as previously outlined in the Compensation Committee Executive Summary for 2012. Based on significant individual areas including the successful raising of capital, increasing human capital resources, significantly improving the month-to-month gold production and the successful permitting process, the Company awarded Discretionary Cash Incentives to the following NEOs.

Name	Cash Payout ($)
Scott A. Caldwell	150,000
Stephen M. Jones	160,000
Gary W. Banbury	165,000
David C. Flint	65,000

2012 Long-Term Equity-Based Awards

Set forth below is a discussion of the long-term equity-based awards granted to the Company’s NEOs.

Consistent with the prior year, the Compensation Committee granted long term equity-based awards to NEOs in the form of PSUs and RSUs. The Compensation Committee chose to award PSUs and RSUs rather than stock options because it believed the value of PSUs and RSUs were more direct and visible than that of stock options. Additionally, PSUs and RSUs generally require the use of fewer shares than stock options to deliver comparable value to executives. For 2012 the award was 70% in PSUs and 30% in RSUs.

The Compensation Committee determined the 2012 long term equity-based awards for such NEOs to be a designated percentage of their salaries, as set forth in the following table:

Name	Grant date Fair Value as a % of Base Salary (%)	Grant Date Fair Value of PSUs ($)	Resulting Number of PSUs (#)(1)	Grant Date Fair Value of RSUs ($)	Resulting Number of RSUs (#)
Scott A. Caldwell	295.0	1,239,015	35,563	530,996	15,241
Stephen M. Jones	215.0	—	—	—	—
Gary W. Banbury	155.0	260,394	7,474	111,593	3,203
David C. Flint	155.0	270,184	7,755	115,773	3,323
Hal D. Kirby(2)	—	—	—	—	—

(1)

The specific number of PSUs and RSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs and RSUs were awarded. The allocation of the award was 70% PSUs and 30% RSUs for 2012.

(2)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

The PSUs and RSUs awarded to Mr. Caldwell were determined with reference to the midpoint or above of the peer group data, and the PSUs and RSUs awarded to Messrs. Banbury and Flint were determined through the process outlined above. The allocation of the PSUs and RSUs awards is progressive, so that the persons with greater total compensation and higher ranking in the organization will have an increased percentage of compensation paid in PSUs and RSUs. This ensures that higher paid persons with greater accountability have correspondingly greater “at risk” financial interest in the sustained success of the Company and its Shareholders.

Stephen M. Jones was hired as Executive Vice President and Chief Financial Officer after the 2012 award was made (and Hal Kirby was under a special agreement that did not provide for participation in the plan). Messrs. Banbury and Jones received certain PSUs as new hire incentives to join the Company.

Named Executive Officer	Grant Date Fair Value of PSUs ($)	Resulting Number of PSUs (#)
Stephen M. Jones	849,000	30,000
Gary W. Banbury	1,567,800	45,000

Performance-Based Conditions for the 2012 PSUs

The 2012 PSUs awarded to the NEOs provide for vesting at a rate of one-third over three years, provided that performance-based vesting criteria applicable to each such year are satisfied. The performance-based criteria applicable to the vesting of the first one-third tranche of the 2012 PSUs, as well as the second tranche of 2011 PSUs and third tranche of 2010 PSUs are set forth in the table below. The criteria that are applicable for the second one-third tranche of the 2012 PSUs to vest in 2014, as well as the third tranche of the 2011 award and the first tranche of the 2013 award are each set forth under the heading below entitled “2013 PSU Performance-Based Vesting Criteria.” The criteria that will be applicable to the final one-third that may vest for 2015 will be determined by the Compensation Committee and ratified by the Board in the early part of 2014. The 2012 criteria applicable to the PSU awards from 2010, 2011 and 2012 that were subject to performance vesting in March 2013 were as follows:

Criteria	Weighting and Measurement	Notes
TSR	30% - based on TSR at the 50% of peers 20% - based on TSR at the 35% of peers 10% - based on TSR at the 25% of peers	Performance between the parameters will be straight line proration

Sales of Gold Ounces	30% - 175,000 ounces of sales 20% - 160,000 ounces of sales 10% - 150,000 ounces of sales	Performance between the targets will be interpolated

Adjusted Cash Cost per ounce of gold sold(1)	30% - $476 per ounce 20% - $505 per ounce 10% - $535 per ounce	Performance between the targets will be interpolated

Board Discretion	0 to 10%

(1)

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The foregoing performance measures were selected for the following reasons:

•

TSR was selected as the new measurement for 2012 based on the commitment of the Company to tie a significant portion of the NEOs potential performance based equity to the shareholder realizations as compared to the peer group;

•

Ounces of gold sold was selected because gold is the primary product of the Hycroft Mine. By including the physical ounces of gold sold, rather than a revenue measure, management is not disadvantaged or rewarded for swings in the price of gold that are beyond management’s control;

•	Adjusted cash cost per ounce was selected as a measure of management’s ability to control the operating costs of the Company; and

•	The Compensation Committee reserved 10% of the potential award on a discretionary basis. Generally, safety, preset individual performance goals, and environmental targets were used.

The number of PSUs that can vest is capped at the number granted and the NEOs cannot earn more than this amount, while the minimum number of PSUs that can vest is zero. Based on actual performance for the year (114,705 ounces gold sold at an adjusted cash cost of $638) in respect of the vesting criteria, the resulting vesting percentages under the adopted criteria set forth above were as follows:

Criteria	Actual Percentage Earned (%)
TSR (achieved the 50% mark)	30.0
Ounces of gold sold	0.0
Adjusted Cash Cost per ounce of gold sold	0.0
Total out of Possible 90% (prior to discretionary portion)	30.0

The Compensation Committee determined that the general performance of the Company during 2012 did not meet the expectations set from an operational perspective. The Company did excel in a number of areas required to continue its excellent growth path, as evidenced by those items noted in the Executive Summary section of this Compensation Discussion and Analysis. As a result, the Compensation Committee determined that the discretionary vesting component of the 2012 PSUs would vest at full (10%), while the sales and production cost portions would vest at 0%. This resulted in the determination that each of the tranches of the PSU awards subject to this criteria, namely, the first tranche of the 2012 awards, second tranche of the 2011 RSUs, and the third tranche of the 2010 RSUs, would vest at 40% of their eligibility.

The following table summarizes the applicable 2010 PSUs that vested as a result of the satisfaction of the 2012 criteria:

Name	Date	Maxium 2010 PSUs available for vesting on March 31, 2013 (equal to 1/3 total number granted in 2010) (#)(1)	Final 2010 PSUs Vesting percentage for the second tranche (%)	Final number of 2010 PSUs vested on March 31, 2013 (#)(2)	Total grant date fair value of 2010 PSUs vested on March 31, 2013 ($)(3)
Scott A. Caldwell	10-Mar-10	22,600	40	9,040	133,250
Hal D. Kirby(4)	10-Mar-10	9,600	100	9,600	141,504
David C. Flint	10-Mar-10	4,066	40	1,627	23,982

(1)	Messrs. Jones and Banbury were not determined to be NEOs until 2012.

(2)	The specific number of shares vested was determined by multiplying the PSUs awarded and vesting by the performance percentage.

(3)

The specific number of PSUs awarded to each person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

(4)	Mr. Kirby’s vesting at 100% of target was provided for under a special agreement.

The following table summarizes the applicable 2011 PSUs that vested as a result of the satisfaction of the 2012 criteria:

Name	Date	Maxium 2011 PSUs available for vesting on March 31, 2013 (equal to 1/3 total number granted in 2011) (#)(1)	Final 2011 PSUs Vesting percentage for the second tranche (%)	Final number of 2011 PSUs vested on March 31, 2013 (#)(2)	Total grant date fair value of 2011 PSUs vested on March 31, 2013 ($)(3)
Scott A. Caldwell	25-Feb-11	15,278	40	6,112	183,360
Hal D. Kirby[4]	25-Feb-11	5,869	100	5,869	176,070
David C. Flint	25-Feb-11	3,334	40	1,334	40,020

(1)	Steve Jones and Gary Banbury were not determined to be NEOs until 2012.

(2)	The specific number of shares vested was determined by multiplying the PSUs awarded and vesting by the performance percentage.

(3)

The specific number of PSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

(4)	Mr. Kirby’s vesting at 100% of target was provided for under a special agreement.

The following table summarizes the applicable 2012 PSUs that vested as a result of the satisfaction of the 2012 criteria:

Name	Grant Date	Maxium 2012 PSUs available for vesting on March 31, 2013 (#)	Final 2012 PSU vesting percentage for the first tranche (%)	Final Number of 2012 PSUs vesting on March 31, 2013 (#)(1)	Total grant date fair value of PSUs vesting on March 31, 2013 ($)(2)
Scott A. Caldwell	23-Feb-12	11,855	40	4,742	165,211
Stephen M. Jones(4)	23-Feb-12	10,000	40	4,000	113,200
Gary W. Banbury(4)	23-Feb-12	17,492	40	6,997	243,775
David C. Flint	23-Feb-12	2,585	40	1,034	36,025
Hal D. Kirby(5)	—	—	—	—	—

(1)	The specific number of shares vested was determined by multiplying the PSUs awarded and vesting by the performance percentage.

(2)

The specific number of PSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

(3)	Mr. Jones was not hired until after the 2012.

(4)	Messrs. Jones and Banbury received new hire PSU incentives of 30,000 and 45,000, respectively, with three year pro rata vesting.

(5)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

Restricted Share Units Vesting in 2013

Name	Grant Date	Number of RSUs Vesting (#)	Total grant date fair value of RSUs vesting on March 31, 2013 ($)
Scott A. Caldwell	23-Feb-12	5,081	177,022
Stephen M. Jones(1)	—	—	—
Hal D. Kirby(2)	—	—	—
Gary W. Banbury	23-Feb-12	1,068	37,209
David C. Flint	23-Feb-12	1,108	38,603

(1)	Mr. Jones was not hired until after the 2012 award.

(2)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

2013 Compensation Decisions

2013 Annual Base Compensation

Annual base salaries for the NEOs have been set using a combination of survey data of its peers as provided by Mercer to the Compensation Committee, recommendations of the Chief Executive Officer in the case of the NEOs supported by performance evaluations as presented by the Chief Executive Officer to the Compensation Committee, and analysis of tenure, contribution and leadership qualities. The Chief Executive Officer is reviewed separately by the Compensation Committee and the Board as to performance and qualifications.

2013 Performance-Based Incentive Criteria for Annual Cash Incentive and Performance Based Equity Incentive

Annual Cash Incentives have been aligned with a specific set of internal Key Performance Indicators (“KPIs”) which now include Total Tons Mined, Mining Costs Per Ton, Sales of Gold Ounces, Adjusted Cash Cost Per Ounce Gold Sold, Health/Safety and Environmental and Individual goals.

Performance-Based Annual Cash Incentive Award Criteria for the 2013

The 2013 short term cash incentive will be awarded at year-end based on the following criteria:

Criteria	Weighting and Measurement		Notes
Total Tons Mined at Hycroft Mine	15% 10% 5%	94,120,000 91,500,000 89,500,000	Performance between production targets will be interpolated

Mining cost per ton	15% 10% 5%	$1.72 per ounce $1.82 per ounce $1.92 per ounce	Performance between cost targets will be interpolated

Production as measured in ounces gold sold	15% 10% 5%	257,911 ounces sold 247,500 ounces sold 237,500 ounces sold	Performance between the sales targets will be interpolated

Adjusted Cash Cost per gold ounce sold(1)	15% 10% 5%	$582 per ounce $600 per ounce $620 per ounce	Performance between cost targets will be interpolated based on a $28 normalized silver price

Individuals Goals	20% 10%	Completion of goals Completion of 80%(+) of goals

Health, Safety and Environment	10% 5% 10% 5%

Zero lost time accidents

0 to 2 lost time accidents

Zero reportable environmental

incidents resulting in regulatory

orders or fines

0 to 2 reportable environmental

incidents resulting in a regulatory

order or fines

(1)

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The foregoing performance measures were selected for the following reasons:

•	Total tons mined at the Hycroft Mine was selected in order to incent the value of moving tons both to waste and processing;

•	Cost per ton mined was selected as a measure of the effective management of the mining area;

•

Ounces of gold sold was selected because gold is the primary product of the Hycroft Mine. By including the physical ounces of gold sold, rather than a revenue measure, management is not disadvantaged or rewarded for swings in the price of gold that are beyond management’s control;

•

Cost per ounce was selected as a measure of management’s ability to control the operating costs of the Company. The price of silver will be normalized at budget of $28 per ounce for the assumed metric;

•	Individual goals were selected as a measure of the leadership functions necessary to run an efficient mine; and

•	Health, Safety and Environment was selected to align the Company’s stewardship of its employee and its environment as the top goals of the organization.

2013 PSU Performance-Based Vesting Criteria

The 2013 PSUs awarded to the NEOs provide for vesting at a rate of one-third over three years, provided that performance-based vesting criteria applicable to each such year is satisfied. The criteria to which the first tranche of the 2013 PSUs (as well as the second tranche of the 2012 PSUs and the third tranche of the 2011 PSUs) are subject are as follows:

Criteria	Weighting and Measurement		Notes
Relative TSR	30% 20% 10%	TSR 50th percentile of peers TSR 35th percentile of peers TSR 25th percentile of peers	Performance between targets will be interpolated

Production as measured by gold sales	30% 20% 10%	257,911 ounces sold 247,500 ounces sold 237,500 ounces sold or less	Performance between the targets will be interpolated

Adjusted Cash Cost per ounce of gold sold(1)	30% 20% 10%	$582 per ounce $600 per ounce $620 per ounce or more	Performance between the targets will be interpolated Based on $28 normalized silver price

Discretionary	0 to 10%

Total Shareholder Return = (Stock price(end of period) - Stock Price(start of period) + Dividends Paid and Reinvested) ÷ Stock Price(start of the period).

(1)

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The foregoing performance measures were selected for the following reasons:

•

TSR was selected as the measurement for 2013 based on the commitment of the Company to tie a significant portion of the NEOs potential performance based equity to the Shareholder realizations as compared to the peer group;

•

TSR was selected as it provides a direct comparison of the Company’s return on its common stock in relation to its peer group. The measure reflects how well a company has created long-term value in highly competitive capital, labor, and product markets – i.e., markets that are often very short-term oriented;

•

Ounces of gold sold was selected because gold is the primary product of the Hycroft Mine. By including the physical ounces of gold sold, rather than a revenue measure, management is not disadvantaged or rewarded for swings in the price of gold that are beyond management’s control; and

•

Cost per ounce was selected as a measure of management’s ability to control the operating costs of the Company. The price of silver will be normalized at budget of $28 per ounce for the assumed metric.

Clawback Provisions

It is the policy of the Board of Directors to require, to the full extent permitted by governing law, reimbursement of any portion of a cash incentive previously paid to our executives pursuant to the terms of the Company’s cash incentive programs if (a) the amount of any cash incentive was calculated based on the achievement of certain financial results that were subsequently the subject of restatement, (b) the amount of such cash incentive that would have been awarded to the executive had the financial results been reported as in the restatement would have been lower than the cash incentive actually awarded, and (c) in the judgment of the Board of Directors, the circumstances warrant such reimbursement.

Employment Agreements

The Company maintains employment agreements with its NEOs as both an incentive to secure their engaged services and to protect them from loss of income in the case of change of control, when they must maintain complete focus on shareholder value. The agreements also provide for a number of protections for the Company and the employee covering employment related issues as well as confidentiality.

NEO Stockholding Requirements

The Board of Directors has adopted a requirement that the Chief Executive Officer hold Company securities equal in value to three times his base salary and that NEOs hold security interests equal in value to their respective salary. The Company believes this measure will support the Company’s objective of aligning the interests of its Chief Executive Officer and Named Executive Officers with the interests of the Company’s Shareholders. Common stock, RSU awards, and both vested and unvested PSU awards qualify towards the stockholding requirements. Executive officers have a three-year period to become compliant with these requirements. Executive officers are not permitted to speculate or to purchase or sell financial instruments to hedge or offset their economic exposure in the Company’s securities or otherwise to effect a decrease in the economic value of their holdings in the Company’s equity securities. As of December 31, 2012, all Executive officers were in compliance with the stockholding requirements.

NEO Holding

Name	Holding Requirement In Base Salary	Holding Requirement ($)	Actual Holding Using $30.13 per share ($)
Scott A. Caldwell	3X	1,980,000	3,312,314.80
Stephen M. Jones	1X	385,000	903,900.00
Hal D. Kirby(1)	—	—	—
Gary W. Banbury	1X	250,000	1,677,548.01
David C. Flint	1X	259,000	657,225.69

(1)	Mr. Kirby is not subject to the NEO holding requirements as he is subject to a special agreement.

Compensation Policies and Practices Risk Assessment

The policies and practices of the Company were reviewed and discussed as part of the assessment with the Compensation Committee. Our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we noted the following risk-limiting characteristics of our compensation policies and practices:

•	awards to each employee are limited to a fixed maximum specified in the incentive plan and our senior executive officers receive a fixed salary each year;

•	awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	as of 2009, awards are no longer made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary or excessive risk to increase Company stock price; and

•

members of the Compensation Committee and independent directors, in their discretion, approve all final decisions concerning management compensation after reviewing executive and corporate performance and competitive benchmarking data.

Stock Option Plan

The Company maintains the Allied Nevada Gold Corp 2007 Stock Option Plan, as amended effective March 2008 and further amended June of 2009. The Company has reserved an aggregate total of 6,900,000 shares of common stock available for issuance under both the Allied Nevada 2007 Stock Option Plan and the Allied Nevada Restricted Share Plan. Such amount reflects the aggregate number of shares of common stock available for issuance under both such plans, less (i) the number of shares of common stock subject to outstanding RSUs, (ii) the number of shares of common stock subject to outstanding options (iii) the number of shares of common stock that have been issued upon the settlement of RSUs, and (iv) the number of shares of common stock that have been issued upon exercise of options. The Allied Nevada 2007 Stock Option Plan and Allied Nevada Restricted Share Plan have a combined total number of securities available for issuance of 1,843,906. There are 640,000 fully vested options outstanding at December 31, 2012. The Company has not issued any options since 2008.

Termination/Change of Control Benefits

As described in detail below under the heading “Payments Upon Termination or Change of Control,” the Company’s employment agreements with certain members of our management team provide for payments and benefits in the event of certain terminations or in connection with a change in control of the Company. At the time such agreements were negotiated, the Company was a junior mining company, exposing the Company to an increased risk of hostile acquisitions. The terms of the employment agreements with certain members of our management were structured to enhance the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and to allow management to focus their attention on the Company’s business operations, Shareholder value and the attainment of long-term and short-term objectives and provide incentive for our management to act in the best interest of our Shareholders in the event the Company were approached by a possible acquiring company. Additionally, the termination provisions provide incentive for our management to act in the best interest of our Shareholders without undue concern over their employment or financial situations or the threat that their business decisions will be scrutinized with the benefit of hindsight.

The termination and change of control benefits were established both through the process of negotiating the employment agreements with the employee and through a review of termination and change of control benefits generally available in the mining industry. The review included discussions with recruiters and other persons in the mining industry regarding market practices. In light of the fact that the members of management receiving such benefits were new employees of the Company at the time the benefits were negotiated, and they therefore lacked the prior accumulated wealth that a founder of a company may have, the Company believes that these benefits were appropriate.

Internal Pay Equity

The relative total compensation for the Company’s executive officers for 2012 followed the same pattern as observed in the Mercer report, with the Company’s Chief Executive Officer receiving the highest total compensation, followed by the Chief Financial Officer, followed by the remaining officers reflecting their relatively greater levels of responsibility for the performance of the Company as a whole. As the ordinal pay ranking is consistent with comparator companies, and because compensation is generally determined in relation to benchmark data relating to officers holding similar positions at comparator companies, the Compensation Committee believes that the relative compensation among officers was appropriate. The internal review included relative worth comparisons of each position and development of compensation spacing so that each group of incrementally higher authority roles is positioned correctly.

Perquisites and Other Personal Benefits

The Company’s executive officers are not entitled to significant perquisites or other personal benefits not generally offered to our employees other than as disclosed in the Summary Compensation Table. Messrs. Caldwell and Kirby are provided certain club memberships to aide customer and client development, of which both memberships will cease in early 2013. The Company has approved a qualified tax-deferred savings plan (the “401(k) Plan”) in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the terms of this program, the Company provided matching contributions in 2012 of up to 6% of the individual’s contributions. In addition the Company established the Allied Nevada Gold Corp Supplemental Executive Retirement Plan, to provide for restoration contributions equivalent to lost opportunity under the 401(k) Plan due to annual compensation limits.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Robert G. Wardell (Chair)

John W. Ivany

A. Murray Sinclair

EXECUTIVE COMPENSATION

The following table provides information regarding our current executive officers. Each officer is appointed to serve until his successor is chosen and qualifies.

Name, Age	Principal Occupation, Business or Employment(1)
Scott A. Caldwell Age: 56	President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007), consultant to Vista Gold Corp. (“Vista”); formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006.

Stephen M. Jones Age: 54	Executive Vice President and Chief Financial Officer of Allied Nevada from March 2012 to present; formerly with EPM Mining Ventures, Inc., as Chief Financial Officer from May 2011 to August 2011 and as its President and Secretary from March 2010 to May 2011, and with Katanga Mining Limited as its Senior Vice President and Chief Financial Officer from June 2006 until December 2008.

Hal D. Kirby Age: 45	Executive Vice President of Finance of Allied Nevada from March 2012 to present; Executive Vice President and Chief Financial Officer of Allied Nevada from April 2007 to March 2012; financial and accounting consultant to Allied Nevada from January 2007 to April 2007; formerly with Kinross Gold Corporation as Vice President and Controller from June 2005 to August 2006.

Randy Buffington Age: 53	Chief Operating Officer of Allied Nevada from February 2013 to present; Senior VP of Operations of Coeur D’Alene Mines from January 2012 to March 2013; Managing Director of Zambia for Barrick Lumwana Mines, Inc. from September 2011 to January 2012; General Manager of North American Operations for Barrick Goldstrike Mines, Inc. from August 2009 to September 2011; General Manager for Barrick Ruby Hill Mine from August 2006 to August 2009.

David C. Flint Age: 56	Vice President of Exploration of Allied Nevada from August 2007 to present; General Manager of Kennecott Utah Copper from July 2005 to July 2007.

Gary W. Banbury Age: 60

Executive Vice President and Chief Administrative Officer of Allied Nevada from November 2012 to current, Vice President Mine Support Services from January 2012 to November 2012; Vice President,

Human Resources and Administration, Thompson Creek Metals Company from March 2011 to December 2011; President and Chief Operating Officer of RJ Human Capital Services LLC, from March 2009 to March 2011; Senior VP Administration, Alpha Natural Resources, Inc. from January 2008 to March 2010.

(1)

None of the above executive officers have entered into any arrangement or understanding with any other person pursuant to which they were, or are to be, elected as an executive officer of Allied Nevada.

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in the Compensation Discussion and Analysis.

Name and Principal position	Year	Salary ($)	Bonus ($)		Stock awards(1) ($)		Non-equity incentive plan compensation(2) ($)	All other compensation(3) ($)	Total ($)
Scott A. Caldwell	2012	591,667	150,000	(4)	1,770,011		199,980	76,756	2,788,414
President and CEO	2011	542,051	—		1,375,020		523,600	86,610	2,527,281
	2010	412,708	100,000		999,400		500,000	20,143	2,032,251

Stephen M. Jones	2012	291,667	160,000	(4)	849,000	(5)	48,996	54,264	1,403,927
EVP and CFO

Hal D. Kirby	2012	328,846	—	(6)	—	(6)	100,000	10,840	439,686
EVP of Finance	2011	299,806	—		528,210		135,300	36,779	1,000,095
	2010	281,457	40,000		424,500		155,650	18,341	919,948

Gary W. Banbury	2012	240,000	165,000	(4)	1,939,786	(5)	39,997	86,024	2,470,807
EVP and CAO

David C. Flint	2012	247,500	65,000	(4)	385,957		33,197	17,254	748,908
VP, Exploration	2011	240,000	—		300,060		91,400	22,540	654,000
	2010	181,123	20,000		179,800		72,000	9,266	462,189

(1)

The amounts shown do not reflect compensation actually received by the NEOs, but represent aggregate grant date fair value for the awards granted in each respective year, calculated in accordance with applicable SEC guidance and FASB ASC 718, excluding estimated forfeitures. For information on how stock awards are valued refer to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. These awards were granted pursuant to our Restricted Share Plan and a portion of the awards are subject to performance-based vesting criteria. See the discussion under the heading “2012 Compensation – The Year in Review” in the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of these awards and the aforementioned vesting criteria.

(2)	The amounts represent payments pursuant to our cash incentive award programs.

(3)	The amounts shown represent the total other compensation as outlined in the table below.

Name	401(k) Plan matching contributions ($)	Supplemental Retirement Plan benefits ($)	Club memberships ($)	Relocation benefits ($)	Total ($)
Scott A. Caldwell	17,000	51,916	7,840	—	76,756
Stephen M. Jones	12,250	4,250	—	37,764	54,264
Gary W. Banbury	10,200	3,726	—	72,098	86,024
David C. Flint	11,921	5,333	—	—	17,254
Hal D. Kirby	3,000	—	7,840	—	10,840

(4)	Board discretionary cash awards were made in recognition of extraordinary accomplishment of strategic goals.

(5)	A portion of Mr. Banbury’s and all of Mr. Jones’ stock awards are new hire awards.

(6)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

2012 Grants of Plan-Based Awards

The following table sets forth information for the year ended December 31, 2012 regarding annual cash incentive awards and equity-based awards granted to our NEOs.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			Grant date fair value of stock awards ($)(4)
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target(3) (#)	Maximum (#)

Scott A. Caldwell	2/23/2012	—	600,000	600,000	15,241	50,804	50,804	1,770,011
Stephen M. Jones(5)	5/3/2012	—	175,000	175,000	—	30,000	30,000	849,000
Gary W. Banbury(5)	2/23/2012	—	120,000	120,000	3,203	55,677	55,677	1,939,786
David C. Flint	2/23/2012	—	99,600	99,600	3,323	11,078	11,078	385,957
Hal D. Kirby(6)	—	—	—	—	—	—	—	—

(1)

This column shows the “target” amount payable to each NEO under the 2012 Annual Cash Incentive Plan, based upon the achievements pursuant to the corporate performance goals during the last completed year. Details regarding such cash awards are contained under the heading “2012 Compensation – The Year in Review” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Amounts reflect the number of shares underlying each NEO’s equity award grants. These awards were granted under the Company’s Performance-Based Restricted Share Plan and will vest in whole or in part in three equal installments on March 31 in each of 2013, 2014 and 2015, provided that the performance-based criteria applicable to each such year are satisfied. For a discussion of the performance-based criteria to which the PSUs are subject, see the discussion under the heading “2012 Compensation – The Year in Review” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	The “target” levels are based on performance for each of the years ended December 31, 2012, 2013, and 2014.

(4)

The amounts shown do not reflect compensation actually received by the NEOs, but represent total grant date fair value for the awards granted in each respective year, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. For information on how stock awards are valued refer to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	Messrs. Jones and Banbury received PSUs as a bonus incentive upon signing their employment agreements with the Company.

(6)	Mr. Kirby is compensated under a special agreement that is independent of the Company’s compensation plan.

2012 Option Exercises and Stock Vested

The following table provides information regarding PSU stock awards that vested and stock options that were exercised by our NEOs during 2012.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
Scott A. Caldwell	—	—	81,915	2,664,695
Stephen M. Jones	—	—	—	—
Gary W. Banbury	—	—	—	—
David C. Flint	28,041	862,484	12,046	391,856
Hal D. Kirby	—	—	39,811	1,295,052

(1)	The value realized on exercise is calculated as the difference between the market price of the underlying shares on the date of exercise and the exercise price of the options.

(2)	The value realized on vesting is calculated as the market price of the underlying shares on the date of vesting multiplied by the number of shares that vested.

Outstanding Equity Awards at 2012 Year-End

Our NEOs did not have any outstanding option awards as of December 31, 2012. The following table provides information regarding outstanding stock awards held by our NEOs as of December 31, 2012.

		Stock awards
Name	Grant Date	Number of shares or units of stock that have not vested (#) (1) (2)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (1) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Scott A. Caldwell	3/10/2010	22,600	680,938	—	—
	2/25/2011	15,278	460,326	15,278	460,326
	2/23/2012	27,095	816,382	23,709	714,342

Stephen M. Jones	2/23/2012	10,000	301,300	20,000	602,600

Hal D. Kirby	3/10/2010	9,600	289,248	—	—
	2/25/2011	5,869	176,833	5,869	176,833

Gary W. Banbury	2/23/2012	20,694	623,520	34,983	1,054,028

David C. Flint	3/10/2010	4,067	122,549	—	—
	2/25/2011	3,334	100,453	3,334	100,453
	2/23/2012	5,908	178,008	5,170	155,772

(1)	In years subsequent to the grant date, all stock awards vest in equal annual installments over a three-year period on March 31 of every year.

(2)

With the exception of Mr. Kirby, the number of shares that have not yet vested and the year-end market value of such shares will not be received by our NEOs in entirety due to the Company’s 2012 achievements against performance based vesting criteria. Shares subject to performance based vesting criteria will vest at 40% on March 31, 2013, as discussed in the “Compensation Discussion and Analysis – Performance-Based Conditions for the 2012 PSUs” section. Mr. Kirby’s shares will vest fully provided for under a special agreement.

(3)	Unearned shares are subject to performance based vesting criteria as discussed in the “Compensation Discussion and Analysis – 2013 PSU Performance-Based Vesting Criteria” section.

Employment Agreements

Given the extraordinary competitiveness of the labor market in the State of Nevada’s mining industry, coupled with the need to attract and retain highly qualified executives, the Company extended employment agreements to Messrs. Caldwell, Jones, Banbury and Flint. The material terms of these employment agreements are described below.

Scott A. Caldwell

On January 11, 2008, Allied Nevada entered into an employment agreement with Scott A. Caldwell, President and Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Caldwell’s employment began effective as of April 16, 2007, and he continues to be employed by the Company on an “at-will” basis.

Pursuant to his employment agreement, Mr. Caldwell received an annual base salary in the amount of $600,000, as well as a discretionary cash incentive up to a maximum amount of 100% of his base salary in any calendar year, based upon the achievement by Mr. Caldwell of pre-determined performance targets set by our Board of Directors. Grants of any such cash incentive shall be in the sole discretion of the Board of Directors and any cash incentive shall be earned only after grant thereof by the Board of Directors. Mr. Caldwell’s eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Caldwell is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Hal D. Kirby

On March 5, 2012, Allied Nevada entered into a one-year agreement with Mr. Kirby, whereby he resigned his position as Chief Financial Officer and assumed the position of Executive Director of Finance. Pursuant to the terms of that agreement, Mr. Kirby is to receive a salary of $300,000 for the period March 2012 through March 2013. Mr. Kirby is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives, for which he qualifies based on each plan eligibility rules.

Stephen M. Jones

On March 1, 2012, Allied Nevada entered into an employment agreement with Stephen M. Jones, Executive Vice President and Chief Financial Officer, effective March 6, 2013. Pursuant to the terms of his employment agreement, the term of Mr. Jones’ employment became effective on March 1, 2012, and he is employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Jones receives an annual base salary of $350,000, as well as a discretionary cash incentive up to a maximum amount of 50% of his base salary in any calendar year, based upon the achievement by Mr. Jones of pre-determined performance targets set by the Chief Executive Officer and approved by the Board of Directors. Grant of any such cash incentive is in the sole discretion of the Board of Directors and any cash incentive is earned only after grant thereof by the Chief Executive Officer and approved by the Board of Directors. Mr. Jones’ eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Jones is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

David C. Flint

On March 1, 2012, Allied Nevada entered into an amended employment agreement with David Flint, Vice President of Exploration. Pursuant to the terms of his employment agreement, the term of Mr. Flint’s employment became effective as of August 1, 2007, and he was employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Flint received an annual base salary in the amount of $249,000, as well as a discretionary cash incentive up to a maximum amount of 40% of his base salary in any calendar year, based upon the achievement by Mr. Flint of pre-determined performance targets set by the Chief Executive Officer and approved by the Board of Directors. Grant of any such cash incentive was in the sole discretion of the Board of Directors and any cash incentive was earned only after grant thereof by the Chief Executive Officer and approved by the Board of Directors. Mr. Flint’s eligibility to receive such cash incentive was conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Flint was also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Gary W. Banbury

On February 15, 2012, Allied Nevada entered into an employment agreement with Gary W. Banbury, Vice President of Mine Support Services. Pursuant to the terms of his employment agreement, the term of Mr. Banbury’s employment became effective on January 3, 2012, and he is employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Banbury receives an annual base salary in the amount of $240,000, as well as a discretionary cash incentive up to a maximum amount of 50% of his base salary in any calendar year, based upon the achievement by Mr. Banbury of pre-determined performance targets set by the Chief Executive Officer and approved by the Board of Directors. Grant of any such cash incentive is in the sole discretion of the Board of Directors and any cash incentive is earned only after grant thereof by the Chief Executive Officer and approved by the Board of Directors. Mr. Banbury’s eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Banbury is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreements

As a condition to their employment with Allied Nevada and their receipt of the compensation and benefits described above, as well as under the following heading “Payments Upon Termination or Change of Control”, each of Messrs. Caldwell, Jones, Banbury and Flint were required to execute and deliver an Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, a form of which was attached to their individual employment agreements. Under the latter agreement, each of these executives has agreed that during his employment and for one year following termination of his employment with Allied Nevada, he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business, including business conducted with potential joint venture partners with which Allied Nevada is or was actively pursuing a potential business relationship during the applicable period.

Payments upon Termination or Change of Control

The following table sets forth the payments upon termination or change of control that would have been owed to the persons listed below, assuming such an event occurred as of December 31, 2012 and a price per share of $30.13, the closing price of the Company’s common stock on the NYSE MKT on December 31, 2012:

Name	Termination without Cause or by executive for Good Reason ($)	Death or disability ($)	Voluntary termination by the executive (other than for Good Reason) ($)(1)	Termination after change of control ($)	Termination for Cause ($)
Scott A. Caldwell
Salary	1,200,000	—	100,000	1,200,000	—
Target cash incentive payout	1,200,000	—	—	1,200,000	—
Medical benefit continuation	36,000	—	3,000	36,000	—
Continued vesting	2,622,073	—	—	—	—
Equity acceleration	—	—	—	3,132,305	—
Life insurance	—	500,000	—	—	—

	5,058,073	500,000	103,000	5,568,305	—
Stephen M. Jones
Salary	350,000	—	29,167	700,000	—
Target cash incentive payout	175,000	—	—	350,000	—
Medical benefit continuation	18,000	—	1,500	27,000	—
Equity acceleration	—	—	—	903,900	—

	543,000	—	30,667	1,980,900	—
Gary W. Banbury
Salary	240,000	—	20,000	480,000	—
Target cash incentive payout	120,000	—	—	240,000	—
Medical benefit continuation	18,000	—	1,500	27,000	—
Equity acceleration	—	—	—	1,677,547	—

	378,000	—	21,500	2,424,547	—
David C. Flint
Salary	249,000	—	20,750	249,000	—
Target cash incentive payout	99,600	—	—	99,600	—
Medical benefit continuation	18,000	—	1,500	18,000	—
Equity acceleration	—	—	—	657,236	—

	366,690	—	22,250	1,023,836	—

(1)

Assumes the Company immediately accepts the employee’s termination, elects to waive its right to a 30-day notice period and relieves the employee of any obligation to perform duties during the 30-day notice period. Amount reflects the payment of the employee’s compensation and benefits for the term of the 30-day notice period, which is the maximum amount that can be paid to an employee upon voluntary termination (other than for good reason).

Each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Jones, Banbury and Flint contain provisions which entitle each of them to payments following termination of their employment in certain circumstances, as described below.

Termination by Allied Nevada without Cause or by the Executive for Good Reason

Each of the employment agreements with Messrs. Caldwell, Jones, Banbury and Flint provide that, in the event their employment is terminated by Allied Nevada other than for “cause” (as defined below) and, in the case of Mr. Caldwell, also by Mr. Caldwell for “good reason” (as defined below), they are entitled to receive payment from the Company, when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following severance benefits:

•

Pursuant to the employment agreement with Mr. Caldwell (a) a lump sum severance equal to (i) 2 times his base salary then in effect, plus (ii) 2 times his target cash incentive for the year in which employment is so terminated, in each case payable promptly following the tenth day after delivery to Allied Nevada of an executed separation agreement and general release, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) continued vesting for a 2 year period of any unvested options and/or PSUs granted previously to Mr. Caldwell, consistent with and subject to the terms and conditions of the RSU Plan and the Company’s Stock Option Plan.

•

Pursuant to the employment agreement with Messrs. Jones, Banbury and Flint (a) a lump sum severance equal to (i) 1 times their respective base salary then in effect, plus (ii) 1 times their respective target cash incentive for the year in which employment is so terminated, in each case payable promptly following the 60th day after delivery to Allied Nevada of an executed separation agreement and general release, and (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $18,000.

“Good Reason” is defined under the employment agreement as termination by Mr. Caldwell of his employment not later than one year following the occurrence of any of the following events:

•

A substantial reduction in his respective duties or responsibilities or a material change in his respective reporting responsibilities or title, except those changes generally affecting all members of Allied Nevada’s management;

•	A substantial reduction by Allied Nevada in their respective annual compensation then in effect, except those changes generally affecting all members of Allied Nevada’s management; or

•

A substantial adverse change in his participation in benefits under any benefit plan of Allied Nevada, including pursuant to his individual employment agreement, except those changes generally affecting all members of Allied Nevada’s management.

“Cause” is defined under each employment agreement as the taking of any of the following actions by or against Messrs. Caldwell, Jones, Banbury and Flint:

•	Commission of an act of fraud or dishonesty which may or does adversely affect Allied Nevada;

•

Conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of Allied Nevada, affects the individuals’ ability to perform the duties set forth in his employment agreement and/or reflects negatively upon Allied Nevada;

•

Unauthorized disclosure of the Company’s Proprietary Information, as defined in the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement which results or could have been reasonably foreseen to result, in a material loss to Allied Nevada; and

•

Failure (which shall not include any disability as defined in his employment agreement) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of Allied Nevada including, without limitation, the failure or refusal to carry out lawful instructions from our President and Chief Executive Officer (except for Mr. Caldwell, as to which the relevant individual is the Chairman of the Board) or Board of Directors which, if such failure or refusal is reasonably possible of being cured in the opinion of Allied Nevada, is not cured within thirty (30) days after written notice from Allied Nevada of such failure or refusal.

Termination by Allied Nevada for Cause or in the Event of Death or Disability

Pursuant to the employment agreements with each of Messrs. Caldwell, Jones, Banbury and Flint, in the event their employment with Allied Nevada is terminated for “cause” or due to the death or “disability” (as defined below) of any of them, they (or their estate, as applicable) will be entitled to receive payment from the Company, when due, of any unpaid base salary, expense reimbursements and vacation days accrued prior to such termination. Further, in the event their employment with Allied Nevada is terminated as the result of the death or disability of any of them, they (or their estate, as applicable) will be entitled to receive long term disability or life insurance benefits, in the form maintained by Allied Nevada at such time and in which they participated at the time of such termination.

“Disability” is defined under each employment agreement as any illness, injury, accident or condition of either a physical or mental nature as a result of which any of Messrs. Caldwell, Jones, Banbury and Flint are unable to perform the essential functions of his duties and responsibilities for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

Voluntary Termination by the Executive

In the event that any of Messrs. Caldwell, Jones, Banbury or Flint decide to voluntarily terminate their employment with Allied Nevada without “good reason” upon 30 days’ written notice, Allied Nevada, in its discretion, may elect to relieve the employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the employee’s employment. Should the Company make such election, the Company shall nonetheless continue his compensation and benefits for the term of the notice period, except that no cash incentive shall be earned or awarded during and after the notice period.

Payments Upon a Change of Control

In addition to the severance obligations described above, each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Jones, Banbury and Flint contain provisions which entitle each of them to certain payments upon a “change of control” (as defined below) of Allied Nevada.

In the event of a “change of control” (as defined below) and the involuntary termination of employment during the one-year period thereafter by Allied Nevada (or any successor entity) other than for “cause”, or by Messrs. Caldwell, Jones, Banbury and Flint for “good reason”, they will be entitled to payment from the Company (or any successor entity), when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell, Jones and Banbury (a) a lump sum severance equal to (i) 2 years of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 2 times their respective target cash incentive for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $27,000 ($36,000 in the case of Mr. Caldwell), and (c) immediate vesting of any unvested options and/or RSUs/PSUs granted previously to them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

•

Pursuant to the employment agreement with Mr. Flint (a) a lump sum severance equal to (i) 12 months of his base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 1 times his target cash incentive for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $18,000, and (c) immediate vesting of any unvested options and/or RSUs/PSUs granted previously to him, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

“Change of control” is defined under each employment agreement as (i) the occurrence of a merger or consolidation of Allied Nevada, whether or not approved by our Board of Directors, other than (x) a merger or consolidation which would result in the voting securities of Allied Nevada outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of Allied Nevada or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (y) a merger or consolidation which is in effect a financing transaction for Allied Nevada including, but not limited to, a reverse merger of Allied Nevada into a publicly traded “shell” company, or (ii) the approval by the Shareholders of Allied Nevada of an agreement for the sale or disposition by Allied Nevada of all or substantially all of our assets.

Equity Compensation Plans as of December 31, 2012

Equity Compensation Plans(1)	(a) Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price or grant date fair value of outstanding options, warrants and rights ($)	(c) Number of shares remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (#)(1)
Allied Nevada 2007 Stock Option Plan	640,000	4.79	1,843,906(2)
Allied Nevada Restricted Share Unit Plan	849,482	19.59	1,843,906(2)
Deferred Share Unit Plan	34,008	28.3	462,900
Deferred Phantom Unit Plan	248,136	18.5	11,597

Total	1,771,626	20.62	2,318,403

(1)	The Company’s equity compensation plans have been approved by the Shareholders.

(2)

The Company has reserved an aggregate total of 6,900,000 shares of common stock available for issuance under both the Allied Nevada 2007 Stock Option Plan and the Allied Nevada Restricted Share Unit Plan. Such amount reflects the aggregate number of shares of common stock available for issuance under both such plans, less (i) the number of shares of common stock subject to outstanding RSUs, (ii) the number of shares of common stock subject to outstanding options, (iii) the number of shares of common stock that have been issued upon the settlement of RSUs, and (iv) the number of shares of common stock that have been issued upon exercise of options. The Allied Nevada 2007 Stock Option Plan and Allied Nevada Restricted Share Plan have a combined total number of securities available for issuance of 1,843,906.

For a brief description of the material features of each plan, please see Note 13 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, gives our Shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative discussion. The Company is providing Shareholders with its annual advisory vote on the compensation of the Company’s named executive officers.

Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance Shareholder value. In order to align executive pay with both the Company’s financial performance and the creation of sustainable Shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (or “at-risk”). In addition, as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

We are asking our Shareholders to indicate their support for our NEO compensation as described in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED, that the Shareholders of Allied Nevada Gold Corp. approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative executive compensation disclosures set forth in the Company’s 2013 annual meeting proxy statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of all of our Shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, broker non-votes will not be treated as votes cast and, therefore, will have no effect on this proposal. Abstentions will have the effect of a vote against the proposal.

Proxy Tabulation Report For 2012 Annual Meeting – Proposal Two

Below is a Proxy Tabulation Report setting forth the votes cast to approve executive compensation for 2011:

Votes For	Votes Against	Abstentions	Broker Non-votes
56,264,139	14,481,814	124,869	5,635,630

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ADOPTION OF THE ABOVE RESOLUTION INDICATING APPROVAL OF THE COMPENSATION OF OUR NEOs.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed EKS&H LLLP (EKS&H) to serve as our independent auditors for the year ending December 31, 2013, and the Board of Directors is requesting Shareholders to ratify this appointment. If the Shareholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.

Representatives of EKS&H are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. These representatives will also be available to answer appropriate questions of Shareholders.

A breakdown of the fees paid by Allied Nevada is provided in the following table:

	Years ended December 31,
	2012	2011
Audit Fees(1)	$635,000	419,000
Audit-Related Fees(2)	132,073	45,980

Total Fees	767,073	464,980

(1)

“Audit Fees” include fees billed by EKS&H for the integrated audit of the annual financial statements included in our Annual Report on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q.

(2)	“Audit-Related Fees” include fees for services such as accounting consultations and review of other SEC filings.

The Audit Committee has adopted procedures requiring the Audit Committee to review and approve in advance all engagements for services provided by the Company’s external accountants. For 2012 and 2011, all of the services related to amounts billed by the Company’s external accountants were pre-approved by the Audit Committee.

The Audit Committee has established procedures for engagement of EKS&H to perform services other than audit, review, and attest services. In order to safeguard the independence of EKS&H, prior to each engagement to perform such non-audit service, (i) management and EKS&H affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable rules, rules or regulations; (ii) management describes the reasons for hiring EKS&H to perform the services; and (iii) EKS&H affirms to the Audit Committee that it is qualified to perform the services. All services provided by EKS&H were permissible under applicable laws, rules, and regulations and were pre-approved by the Audit Committee in accordance with its procedures. None of the services related to the “Audit-Related Fees” described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Vote Required and Board of Directors Recommendation

Ratification of the selection of EKS&H as our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, broker non-votes will not be treated as votes cast and, therefore, will have no effect on the ratification of the selection of EKS&H as our independent auditors. Abstentions will have the effect of a vote against the ratification of the selection of EKS&H as our independent auditors.

Proxy Tabulation Report For 2012 Annual Meeting – Proposal Three

Below is a Proxy Tabulation Report setting forth the votes cast on the proposal to ratify EKS&H as the independent registered public accounting firm for the year ending December 31, 2012:

Votes For	Votes Against	Abstentions	Broker Non-votes
76,060,670	295,334	25,579	0

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

AVAILABILITY OF CERTAIN DOCUMENTS

The Code of Business Conduct and Ethics and the Charters for the Audit, Compensation, Nominating and Governance Committees of the Company’s Board of Directors are published on the Company’s website at www.alliednevada.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement. The Notice of Annual Meetings of Shareholders, the Company’s 2012 Annual Report on Form 10-K, including financial statements, and this proxy statement are available through the SEC’s website at www.sec.gov, through the Company’s website at www.alliednevada.com and through www.sedar.com.

“HOUSEHOLDING” OF PROXY MATERIALS

We have adopted a procedure that permits us and brokerage firms to send one copy of our 2012 Annual Report and this Proxy Statement and accompanying materials to multiple Shareholders who share the same address, unless we receive contrary instructions from a Shareholder.

In the event that a Shareholder wishes to receive a separate copy of this Proxy Statement and accompanying materials for the 2013 Annual Shareholders Meeting, the Company’s 2012 Annual Report on Form 10-K, or any future proxy materials or annual reports, the Shareholder may promptly receive separate copies by written or oral request to Tracey Thom, VP, Investor Relations, at (775) 358-4455, 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. Shareholders receiving multiple copies of these documents at the same address can request delivery of a single copy of these documents by contacting the Company in the same manner. Shareholders holding shares through a broker can request a single copy by contacting the broker.

ALLIED NEVADA GOLD CORP. 9790 GATEWAY DRIVE, SUITE 200 RENO, NEVADA 89521

VOTE BY INTERNET

Use the Internet to transmit your voting instructions and for electronic delivery of information until 9:00 A.M. Eastern Time on May 2, 2013 at the website address listed on the enclosed “Shareholder Meeting Notice.” Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE

Use any touch-tone telephone to transmit your voting instructions until 9:00 A.M
Eastern Time on May 2, 2013 at the number listed on the enclosed “Shareholder
Meeting Notice.” Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed, postage-paid envelope.

Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, Nevada 89521 Phone: (775) 358-4455 | Facsimile: (775) 358-4458

IMPORTANT NOTICE TO SHAREHOLDERS

Dear Shareholder,

Please substitute the enclosed page 45 for the page 45 in the copy of the proxy statement included in this mailing. We apologize for any inconvenience.

/s/ Rebecca Rivenbark
Rebecca Rivenbark Corporate Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends you vote FOR the following Proposals.

1. Election of Directors: Nominees:	For	Withhold		For	Withhold		For	Withhold	+
1a - Robert M. Buchan	☐	☐	1b - Scott A. Caldwell	☐	☐	1c - john W. Ivany	☐	☐

1d - Cameron A. Mingay	☐	☐	1e - Terry M. Palmer	☐	☐	1f - Cart A. Pescio	☐	☐

1g - A. Murray Sinclair	☐	☐	1h - Robert G. Wardell	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on an advisory basis, the Company’s named executive officer compensation for fiscal 2012	☐	☐	☐	3.	Ratification of EKS&H LLLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each personally sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) —Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — ALLIED NEVADA GOLD CORP.

Proxy for Annual Meeting of Shareholders Solicited on Behalf of the Board of Directors

The undersigned shareholder of Allied Nevada Gold Corp., a Delaware corporation (the “Company”), hereby appoints Scott A. Caldwell and Stephen M. Jones, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on May 2, 2013, at 4:30 p.m., Eastern Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement, “FOR” Proposal 2 and “FOR” Proposal 3 listed on this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement therefor.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

(Continued and to be signed on the reverse side)

Vote by Internet • Go to www.envisionreports.com/ANV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be Held on May 2, 2013

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/ANV to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 22, 2013 to facilitate timely delivery.

Allied Nevada Gold Corp. Shareholder Meeting Notice

Allied Nevada Gold Corp.’s Annual Meeting of Shareholders will be held on May 2, 2013 at The Design Exchange, 234 Bay Street, The Dominion Centre, Toronto, Ontario, Canada, at 4:30 p.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors:

a. Robert M. Buchan b. Scott A. Caldwell c. John W. Ivany d. Cameron A. Mingay	e. Terry M. Palmer f. Carl A. Pescio g. Robert G. Wardell h. A. Murray Sinclair

2.	Approve, on an advisory basis, the Company’s named executive officer compensation for fiscal year 2012.
3.	Ratify the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to Allied Nevada Gold Corp.’s

2013 Annual Meeting are available in the Proxy Statement

which can be viewed at www.envisionreports.com/ANV.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.envisionreports.com/ANV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials Allied Nevada Gold Corp.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 22, 2013.

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